EXHIBIT 10.21
EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of

November 24, 2021

between

HEXION INC.
WESTLAKE OLEFINS LLC
AND,
SOLELY FOR PURPOSES OF SECTION 13.13,
WESTLAKE CHEMICAL CORPORATION
relating to the purchase and sale of 100% of the stock of
HEXION COATINGS AND COMPOSITES (US) INC.

TABLE OF CONTENTS

i

Schedules and Exhibits
DISCLOSURE SCHEDULE

SCHEDULE I        Accounting Policies
SCHEDULE II    Net Working Capital

EXHIBIT A        Form of Transition Services Agreement
EXHIBIT B        Form of Intellectual Property Assignment Agreement
EXHIBIT C        Services Agreement Term Sheets
EXHIBIT D        Sublease Term Sheet
EXHIBIT E        Supply Agreement Term Sheets
EXHIBIT F        Restructuring
EXHIBIT G        Form of Assignment and Assumption Agreement
EXHIBIT H        Form of Reverse Transition Services Agreement
v

STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of November 24, 2021, by and between Westlake Olefins LLC, a Delaware limited liability company (“Buyer”), Hexion Inc., a New Jersey corporation (“Seller”), and, solely for the purposes of Section 13.13, Westlake Chemical Corporation, a Delaware corporation (“Westlake”).
W I T N E S E T H:
WHEREAS, Seller, together with its Subsidiaries (as defined below), owns and operates the Business (as defined below);
WHEREAS, Seller owns, directly or indirectly, all of the issued and outstanding capital stock of Hexion Coatings and Composites (US) Inc., a Delaware corporation (the “Company,” and such shares, the “Shares”);
WHEREAS, Buyer desires to purchase the Shares and Purchased Assets (as defined below), if any, and assume the Assumed Liabilities (as defined below), if any, in each case, from Seller and its Retained Subsidiaries (as defined below), and Seller desires to sell (or cause to be sold) the Shares and Purchased Assets, if any, and transfer the Assumed Liabilities, if any, to Buyer, upon the terms and subject to the conditions hereinafter set forth.
The parties hereto agree as follows:
Article 1
Definitions
Section 1.01.Definitions. The following terms, as used herein, have the following meanings:
“Accounting Policies” means the rules and principles set forth on Schedule I, determined (a) without giving effect to the transactions contemplated hereby (other than Section 5.05) and (b) based exclusively on the facts and circumstances as they exist as of the Effective Time (or such date as expressly set forth herein or in Schedule I), and excluding the effects of any event, act, change in circumstances or similar development, including any market or business development or change in GAAP or Applicable Law, arising or occurring thereafter (including at the Closing, other than pursuant to Section 5.05).
“Accounting Referee” shall have the meaning given to such term in Section 2.10(c).
“Action” means any action, suit, investigation, order or proceeding, in each case by or before any Governmental Authority.
“Acquisition Proposal” shall have the meaning given to such term in Section 5.06(c).
“Actual Fraud” means, with respect to a party hereto, the making by such party of a representation or warranty contained in this Agreement or any certificate delivered pursuant hereto where, at the time such representation or warranty was made by such party, (a) such representation or warranty was inaccurate, (b) such party or its

Representatives had actual knowledge (meaning without imputed or constructive knowledge) that such representation or warranty was inaccurate, (c) such party had the intent to deceive such other party and (d) such other party acted in reliance on such representation or warranty and suffered damages as a result of such reliance. For the avoidance of doubt, Actual Fraud does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person; provided that, unless otherwise specified, (a) none of the Purchased Companies shall be considered an Affiliate of Seller and (b) Seller shall not be considered an Affiliate of any of the Purchased Companies. For purposes of this definition, “control” when used with respect to any Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Agreement” has the meaning set forth in the Preamble.
“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“Assets” means assets, properties and rights (including goodwill), whether real, personal, mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.
“Assignment and Assumption Agreements” means the assignment and assumption agreement to be entered into by and between Buyer (or one or more of its designees) and Seller (and/or any Retained Subsidiary) at the Closing in substantially the form attached hereto as Exhibit G.
“Assumed Employee Liabilities” has the meaning set forth in Section 9.15.
“Assumed Liabilities” has the meaning set forth in Section 2.04.
“Automatic Transfer Employee” means each individual who, immediately before the Closing, is an employee of Seller or any of its Affiliates (other than, for the avoidance of doubt, a Purchased Company) who will, as a result of the transactions contemplated by the Transaction Documents, become employed by Buyer or any of its Affiliates (including any Purchased Company) by operation of Applicable Law.
“Balance Sheet” has the meaning set forth in Section 3.08(a).
“Balance Sheet Date” means December 31, 2020.
“Base Purchase Price” means $1,220,000,000.
“Business” means Seller’s global epoxy business, which includes specialty epoxy resins and business related products and base epoxy resins and intermediates, and the joint venture interest in HUV, each as conducted by Seller (directly or indirectly through any Subsidiary) immediately prior to the Closing and during the six months preceding the Closing Date.
“Business Cash” has the meaning set forth in Section 2.02(a).
“Business Contracts” has the meaning set forth in Section 2.02(e).
“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in New York, New York or London, England are authorized or required by Applicable Law to close.
“Business Employees” means the Specified Employees, the Purchased Company Employees and the Automatic Transfer Employees, other than the individuals who are employed in the Business and are listed in Section 1.01(a) of the Disclosure Schedule, which Section of the Disclosure Schedule may be updated prior to the Closing Date by Seller in good faith consultation with Buyer.
“Business Financial Statements” has the meaning set forth in Section 3.08(b).
“Business Indebtedness” has the meaning set forth in Section 2.04(b).
“Business Intellectual Property Rights Licensed to Buyer” has the meaning set forth in Section 7.07(a).
“Business Intercompany Contract” has the meaning set forth in Section 5.05(a).
“Business IP Contracts” means any and all Contracts pursuant to which Seller or any of its Subsidiaries (i) receives any license or other right with respect to any Licensed Business Intellectual Property Rights, other than any Business IT Software Contracts, or (ii) grants any license or other right solely with respect to any Owned Business Intellectual Property Rights (and not any Retained Intellectual Property Rights).
“Business IT Assets” means any and all Information Technology Assets owned by, or licensed or leased to, Seller or any of its Subsidiaries which are located at the Business Real Property or allocated to a Business Employee.
“Business IT Software Contracts” means any and all IT Software Contracts to which a Purchased Company is a party.
“Business Real Property” has the meaning set forth in Section 2.02(b).
“Business Records” has the meaning set forth in Section 2.02(i).
“Buyer” has the meaning set forth in the Preamble.
“Buyer DC Plan” has the meaning set forth in Section 9.10.
“Buyer Indemnified Parties” has the meaning set forth in Section 11.02(a).
“Cash” means, with respect to any Person as of any time, the cash and cash equivalents (including marketable securities and short-term investments) held by or on behalf of such Person at such time, and shall include checks, ACH transactions and other wire transfers and drafts deposited or available for deposit for the account of such Person at such time (net of issued but uncleared checks and drafts written or issued by or to the Purchased Companies), in each case calculated and determined in accordance with the Accounting Policies. Notwithstanding the foregoing, “Cash” shall not include any Restricted Cash.
“Closing” has the meaning set forth in Section 2.09.
“Closing Cash” means the Business Cash as of the Closing (but after giving effect to the settlement of all intercompany accounts pursuant to Section 5.05(b)), calculated in accordance with the Accounting Policies.
“Closing Date” means the date of the Closing.
“Closing Indebtedness” means the Business Indebtedness as of the Closing (but after giving effect to the settlement of all intercompany accounts pursuant to Section 5.05), calculated in accordance with the Accounting Policies.
“Closing Net Working Capital” means Net Working Capital of the Purchased Companies as of the Effective Time (but after giving effect to the settlement of all intercompany accounts pursuant to Section 5.05).
“Closing Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (a) Closing Net Working Capital minus (b) Closing Net Working Capital Target.
“Closing Net Working Capital Target” means $312,000,000.
“Closing Year Bonus Plan” has the meaning set forth in Section 9.11.
“Closing Year Bonuses” has the meaning set forth in Section 9.11.
“Code” means the Internal Revenue Code of 1986, as amended, and any rules or regulations promulgated thereunder.
“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between a Purchased Company and any labor organization or other authorized employee representative representing Business Employees.
“Common Stock” means the common stock, par value $0.001 per share, of the Company.
“Company” has the meaning set forth in the Recitals.
“Company DC Plan” has the meaning set forth in Section 9.10.
“Company Plan” means any Employee Plan that is sponsored, maintained or entered into by any of the Purchased Companies.
“Company Securities” has the meaning set forth in Section 3.05(b).
“Confidentiality Agreement” means the confidentiality agreement between Westlake and Seller dated as of August 24, 2021.

“Continuation Period” has the meaning set forth in Section 9.02.
“Continuing Employees” has the meaning set forth in Section 9.01(a).
“Contracts” means all written or oral contracts, agreements, arrangements, leases, licenses, commitments, sales and purchase orders and other legally binding instruments, including all amendments and supplements thereto.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Actions” means any action taken by the Business in connection with COVID-19 Measures that is reasonably necessary to protect the health or safety of Service Providers to the Purchased Companies, Seller or any of its Affiliates (or individuals who interact with any of the foregoing in connection with the Business) or otherwise reasonably necessary to protect the business, operations, assets or financial condition of the Business, so long as such action is done in a manner materially consistent with how a similarly situated company in the same industry acting reasonably could reasonably be expected to act under similar circumstances, taken in good faith and reasonably informed by the past practice of the Business.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester, safety or similar Applicable Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and Families First Act.
“Current Representation” has the meaning set forth in Section 7.05(a).
“D&O Indemnitees” has the meaning set forth in Section 6.04(a).
“Damages” has the meaning set forth in Section 11.02(a).
“Designated Person” has the meaning set forth in Section 7.05(a).
“Dispute Notice” has the meaning set forth in Section 2.10(c).
“Disputed Items” has the meaning set forth in Section 2.10(c).
“Effective Time” means the close of business on the day immediately preceding the Closing Date.
“Employee List” has the meaning set forth in Section 3.23.
“Employee Plan” means any (a) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (b) compensation, employment, consulting, severance, termination, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (c) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, medical, dental, vision, prescription or fringe benefits, life insurance, perquisites, disability or sick leave benefits, post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case that is sponsored, maintained, administered, contributed to or entered into by a Purchased Company, Seller or any of their respective Affiliates and providing benefits to any current or former employee, individual consultant, officer or director of the Business (other than any plan, program or arrangement sponsored or maintained by a Governmental Authority).
“End Date” has the meaning set forth in Section 12.01(b).
“Enforceability Exception” has the meaning set forth in Section 3.02(b).
“Environmental Laws” means any Applicable Law relating to human health and safety (as related to exposure to Hazardous Substances), the protection of the environment or the use, generation, management, treatment, storage, disposal, transportation or Release of Hazardous Substances.
“Environmental Liabilities” means any and all Liabilities arising under (or in connection with an Action relating to) Environmental Laws or Environmental Permits or relating to an actual, threatened or alleged Release, or actual or alleged exposure to, generation, distribution, storage, use, disposal, transportation, or arrangement for the disposal or transportation of Hazardous Substances, including Liabilities arising from any claims for personal injury, death, or property damage caused by an actual or alleged release of, or exposure to, a Hazardous Substance.
“Environmental Permits” means all Permits required by Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rules or regulations promulgated thereunder.
“ERISA Affiliate” means any employer, trade, or business (whether or not incorporated) that would be treated together with the Company as a “single employer” within the meaning of Section 414 of the Code.
“Estimated Closing Cash” has the meaning set forth in Section 2.08(a).
“Estimated Closing Indebtedness” has the meaning set forth in Section 2.08(a).
“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.08(a).
“Estimated Closing Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (a) Estimated Closing Net Working Capital minus (b) Closing Net Working Capital Target.
“Estimated Purchase Price” means (a) the Base Purchase Price plus (b) Estimated Closing Net Working Capital Adjustment Amount, minus (c) Estimated Closing Indebtedness plus (d) Estimated Closing Cash.
“Excluded Assets” has the meaning set forth in Section 2.03.
“Excluded Liabilities” has the meaning set forth in Section 2.05.
“Final Closing Statement” has the meaning set forth in Section 2.10(a).

“Former Business Employee” means (i) former employees of a Purchased Company and (ii) former employees of Seller or its Affiliates (other than, for the avoidance of doubt, the Purchased Companies) who were primarily employed in the Business.
“Fundamental Representations” means the representations and warranties contained in Section 3.01, Section 3.02, Section 3.05, Section 3.06, Section 3.07 and Section 3.20.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any court or political subdivision thereof.
“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and any substance, waste or material regulated under any Applicable Law pertaining to the environment due to its hazardous or deleterious properties.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“HUV” means Hexion UV Coatings (Shanghai) Co., Ltd. (f/k/a Borden UV Coatings Holdings (Shanghai) Limited), a joint venture operated pursuant to that Shareholders’ Agreement, by and between Hexion Specialty UV Coatings (Shanghai) Limited (f/k/a Borden UV Coatings Holdings (Shanghai) Limited) and Prime Union Limited, dated as of February 13, 2004, as amended.
“Indebtedness” means (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) all indebtedness evidenced by notes, bonds, debentures or other debt securities, (c) all reimbursement obligations relating to letters of credit, bankers’ acceptances, surety, performance bonds or other bonds or similar instruments to the extent called, drawn or otherwise payable, (d) all obligations under Capital Leases (as defined under GAAP), (e) unfunded or underfunded pension liabilities in the amount of (and not to exceed) $140,000,000, (f) any obligations under any interest rate, currency or other hedging agreement, (g) amounts owing as deferred purchase price for property or services, including all seller notes and earn-out payments, whether or not matured, (h) any amounts owed in connection with any factoring receivables or securitization programs and (i) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (h) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto; provided that in no event will Indebtedness include (i) any pension (except as set forth in clause (e) above) or other post-employment benefits, (ii) retention incentive obligations, the Retention Bonuses or the Transaction Bonuses, or (iii) any portion of the Closing Year Bonuses.
“Indemnified Party” has the meaning set forth in Section 11.04(a).

“Indemnifying Party” has the meaning set forth in Section 11.04(a).
“Information Technology Assets” means computers, printers, monitors, cell phones, laptops, servers, workstations, routers, hubs, switches, data communications lines and all other tangible information technology equipment, but excluding, for the avoidance of doubt, intangible information technology assets such as software and data.
“Intellectual Property Assignment Agreement” means the Intellectual Property Assignment Agreement to be entered into by Seller and/or certain Retained Subsidiaries and Buyer (or its designee), in the form attached hereto as Exhibit B.
“Intellectual Property Rights” means (a) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (b) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, (c) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all registrations and applications for registration of the foregoing and all goodwill associated therewith (“Trademarks”), (d) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, regardless of the medium of fixation or means of expression, (e) computer software, including source code and object code, (f) trade secrets and know-how and (g) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.
“Intercompany Accounts” has the meaning set forth in Section 5.05(b).
“International Plan” means any Employee Plan that is not a U.S. Plan.
“IRS” means the Internal Revenue Service.
“IT Software Contracts” means any and all Contracts pursuant to which Seller or any of its Subsidiaries is granted a license, lease or other right to use, or is provided any services with respect to, any software, data or other intangible information technology assets.
“knowledge of Seller,” “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, of the individuals set forth in Section 1.01(b) of the Disclosure Schedule under the heading “Seller Knowledge Parties.”
“Liability” means any liability, cost, expense, debt or obligation of any kind, character or description, known or unknown, accrued, absolute, contingent, matured or unmatured, determined or determinable, and whether due or to become due, regardless of when asserted.
“Licensed Business Intellectual Property Rights” means any and all Intellectual Property Rights owned by a third party that are licensed or sublicensed or for which such third party has granted a covenant not to sue, to Seller or any of its Subsidiaries which are used exclusively in the Business.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, security interest, encumbrance, right of first offer, option, right of first refusal, easement, claim, indenture, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or other adverse claim of any kind in respect of such property or asset, including, in the case of any shares of capital stock, any limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares). For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Material Adverse Effect” means a material adverse effect (x) on the financial condition, business, assets or results of operations of the Business, excluding any effect (a) relating to any Excluded Asset or Excluded Liability, or (b) resulting from or arising in connection with (i) changes in the financial, securities, currency, international trade, capital or credit markets or in general economic, political or regulatory conditions globally or in any jurisdiction in which the Business operates, (ii) changes or conditions affecting generally the industries in which the Business operates, (iii) changes in Applicable Law, GAAP or other applicable accounting or regulatory standards or principles, or in the authoritative interpretations thereof, (iv) acts of war, sabotage or terrorism or natural disasters (including earthquakes, floods, hurricanes, tornadoes, natural disasters or other “acts of God”) or any escalation or worsening thereof, (v) any epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof, including (x) changes in the composition, number or identity of the Business Employees resulting therefrom or (y) responses thereto (including the COVID-19 Measures), (vi) the negotiation, execution or performance of this Agreement, the announcement, pendency or consummation of the transactions contemplated hereby, the identity of Buyer or any facts or circumstances relating to Buyer or any actions taken by Buyer or the announcement or other disclosure of Buyer’s plans or intentions with respect to the conduct of the Business after the Closing, including, the effect of any of the foregoing on the relationships, contractual or otherwise, of the Business with clients, customers, employees, suppliers, vendors, service providers or Governmental Authorities (including, to the extent resulting therefrom, the failure to obtain any consents in connection with the transactions contemplated hereby), (vii) any failure to meet any internal projections, forecasts or predictions in respect of financial performance (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (viii) the item set forth on Section 1.01(c) of the Disclosure Schedule, (ix) any action taken (or omitted to be taken) at the request of Buyer or (x) any action taken (or not taken) by Seller or any Purchased Company that is required or expressly contemplated to be taken (or not taken) pursuant to this Agreement, other than any obligation to operate the Business in the ordinary course of business consistent with past practices in accordance with Section 5.01 except, in the case of clauses (i)-(v), to the extent the Business is materially and disproportionately affected thereby relative to other participants in the industry or industries in which the Business operates (in which case, only the incremental disproportionate effect or effects may be taken into account in determining whether there has been a Material Adverse Effect) or (y) that would prevent or materially delay the ability of Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Negotiation Outside Date” has the meaning set forth in Section 7.08(a).
“Net Working Capital” means, as of any date, an amount (which amount, for the avoidance of doubt, may be expressed as zero or a negative number) equal to the amount of the consolidated current assets less the consolidated current liabilities of the Business as of such date, in each case taking into account only those line items included in the sample calculations set forth on Schedule II (which line items shall be calculated in accordance with the Accounting Policies) but excluding the effect (including the Tax effect) of any act, event or transaction after the Closing not in the ordinary course of business of the Business, any provision for deferred Tax assets and liabilities and income Tax assets and liabilities. For the avoidance of doubt, neither Cash nor Transaction Expenses shall be included in Net Working Capital.
“Netherlands Pension Scheme” has the meaning set forth in Section 9.06.
“Non-Controlling Party Rights” has the meaning set forth in Section 8.04(c).
“Owned Business Intellectual Property Rights” means any and all Intellectual Property Rights owned by Seller or any of its Subsidiaries and Primarily Related to the Business as of the Closing, excluding, for the avoidance of doubt, the marks and names set forth on Section 1.01(d) of the Disclosure Schedule and any marks that are derivative thereof or similar thereto (the “Seller Names and Marks”).
“Permits” has the meaning set forth in Section 3.19.
“Permitted Liens” means (a) Liens disclosed in Section 1.01(e) of the Disclosure Schedule under the heading “Permitted Liens”; (b) Liens explicitly disclosed on the Business Financial Statements; (c) Liens for Taxes that are not yet due and payable, or if due, not delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (d) mechanic’s, materialman’s, carrier’s, repairer’s, worker’s, warehouseman’s and other similar Liens arising or incurred in the ordinary course of business that are not yet due and payable, or, if due, not delinquent or that are being contested in good faith (and for which adequate reserve has been established in the Business Financial Statements in accordance with GAAP); (e) statutory or contractual Liens of landlords or Liens on the landlord’s or prior landlord’s interests; (f) zoning, planning, entitlement, building codes and other land use laws, regulations, ordinances or other legal requirements regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority (provided, however, that the same individually and in the aggregate do not materially detract from the value of, or impair or interfere with the current operation or use of the Purchased Assets or the Business and specifically excluding any violations of any such laws, regulations, ordinances or other legal requirements); (g) Liens constituting non-exclusive licenses in respect of any Intellectual Property Rights granted in the ordinary course of business; (h) non-monetary Liens incurred in the ordinary course of business since the Balance Sheet Date that do not adversely affect the value, ownership, marketability, use or operation of the property subject thereto; (i) non-monetary Liens on real property (including easements, covenants, rights of way, defects, irregularities or imperfections of title, encroachments, servitudes, permits, flowage rights, leases, licenses and similar restrictions) that (i)(x) are matters of public record or (y) would be disclosed by a current, accurate survey or physical inspection of such real property and (ii) do not materially detract from the value or materially interfere with the present use or operation of such real property; (j) Liens arising under workers’ compensation, unemployment insurance, social security, retirement or similar laws; (k) transfer restrictions of general applicability as may be provided under applicable securities laws; and (l) Liens which will be extinguished and released in full as of the Closing.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Post-Closing Representation” has the meaning set forth in Section 7.05(a).
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to a Straddle Tax Period, the portion of such Straddle Tax Period beginning after the Closing Date.
“Post-Closing Transaction Bonuses” has the meaning set forth in Section 9.12.
“Pre-Closing Separate Tax Return” has the meaning set forth in Section 8.01(a).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to a Straddle Tax Period, the portion of such Straddle Tax Period ending on and including the Closing Date.
“Pre-Closing Transaction Bonuses” means the portion of the Transaction Bonuses that become due at or prior to the Closing.
“Preliminary Closing Statement” has the meaning set forth in Section 2.08(c).
“Primarily Related to the Business” means primarily related to, primarily used in connection with or primarily held for use in the Business.
“Project Leader” has the meaning set forth in Section 7.08(b).
“Purchase Price” means an amount in cash equal to (a) the Base Purchase Price, plus (b) the Closing Net Working Capital Adjustment Amount, if any, minus (c) Closing Indebtedness, plus (d) Closing Cash, each as finally determined pursuant to Section 2.10(d), minus (e) the amount of the Transaction Expenses.
“Purchased Assets” has the meaning set forth in Section 2.02.
“Purchased Companies” means the Company and the entities set forth in Section 1.01(f) of the Disclosure Schedule.
“Purchased Company Employee” means each individual who is, immediately before the Closing, an employee of any of the Purchased Companies.
“Purchased Company Securities” has the meaning set forth in Section 3.07(b).
“R&W Insurance Policy” has the meaning set forth in Section 11.06.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.
“Released Claims” has the meaning set forth in Section 11.07(a)(ii).

“Released Parties” has the meaning set forth in Section 11.07(a)(ii).
“Releasing Parties” has the meaning set forth in Section 11.07.
“Remedy” means any condition, measure, commitment, undertaking, remedy or other obligation relating to the disposal of, or any restriction on or other changes or limitations to the conduct or operation of or holding separate of, all or any part of any business activities or assets of Buyer, any of its Affiliates or the Purchased Companies or of the Purchased Assets.
“Representative” means, with respect to any Person, such Person’s directors, officers, employees, counsel, financial advisors, auditors, agents and other authorized representatives.
“Required Regulatory Approvals” has the meaning set forth in Section 10.01(a).
“Restricted Cash” means any cash that is not freely usable because it is subject to restrictions on use or distribution (but not, for the absence of doubt, any Tax on use or distribution) by applicable Law or Contract, including any cash securing rent, security and similar deposits and any other cash held as collateral in respect of obligations to any other Person. Notwithstanding the foregoing, Restricted Cash shall not include the items set forth on Section 1.01(g) of the Disclosure Schedule.
“Restructuring” has the meaning set forth in the definition of Seller Taxes.
“Restructuring Taxes” has the meaning set forth in the definition of Seller Taxes.
“Retained Business” means any business now, previously or hereafter conducted by Seller and its Subsidiaries, other than the Business.
“Retained Subsidiaries” means all of the direct and indirect Subsidiaries of Seller other than the Purchased Companies.
“Retention Bonuses” has the meaning set forth in Section 9.13.
“Reverse Transition Services Agreement” means the Transition Services Agreement to be entered into between Seller or one of its Subsidiaries, on the one hand, and Buyer or one of its Subsidiaries (including, following the Closing, the Company), on the other hand, at the Closing in substantially the form attached hereto as Exhibit H.
“Seller” has the meaning set forth in the Preamble.
“Seller 401(k) Plan” means the Hexion Inc. Retirement Savings Plan.
“Seller Group” means, with respect to U.S. federal income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is the common parent and, with respect to state, local or foreign income or franchise Taxes, any consolidated, combined or unitary group of which Seller or any of its Affiliates is a member for such state, local or foreign income or franchise Tax purposes.
“Seller Group Return” has the meaning set forth in Section 8.01(a).

“Seller Indemnified Parties” has the meaning set forth in Section 11.02(b).
“Seller Names and Marks” has the meaning set forth in the definition of “Owned Business Intellectual Property Rights” in this Section 1.01.
“Seller Party” means each of Seller, the Purchased Companies and any Retained Subsidiary that holds any Purchased Assets or Shares.
“Seller Plan” means any Employee Plan that is sponsored, maintained or entered into by Seller or any of its Affiliates other than the Company or any of its Subsidiaries.
“Seller Taxes” means (a) any Taxes of any Person other than a Purchased Company with whom any of the Purchased Companies joins or has joined in filing any affiliated, consolidated, combined, unitary, aggregate or similar Tax Return for a Pre-Closing Tax Period for which a Purchased Company is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Applicable Law); (b) any Taxes resulting from the reorganization of the Business, as set forth on Exhibit F (the “Restructuring”), including any Transfer Taxes so resulting (the “Restructuring Taxes”); and (c) any Taxes imposed on or with respect to Seller, the Retained Subsidiaries, the Excluded Assets, or the Excluded Liabilities, except, in each case, to the extent such amount was included as a liability in Closing Indebtedness or Closing Net Working Capital and reflected in the Purchase Price; provided that any Seller Taxes shall be net of any reduction to Taxes as a result of any available Tax Attributes and/or Transaction Tax Deductions (and any current year deductions, losses or similar attributes) with respect to any Pre-Closing Tax Period that actually reduce Taxes payable in cash.
“Seller Welfare Plan” has the meaning set forth in Section 9.04.
“Service Provider” means any director, officer, employee or individual independent contractor of the Business.
“Services Agreement” has the meaning set forth in Section 7.08(a).
“Services Agreement Term Sheets” means the (a) Research Laboratory Services Agreement term sheet attached hereto as Exhibit C-1, (b) ADC Site Services Agreement term sheet attached hereto as Exhibit C-2, (c) Pernis Site Services Agreement term sheet attached hereto as Exhibit C-3, (d) Stafford Research Laboratory Services Agreement term sheet attached hereto as Exhibit C-4 and (e) LLN Site Services Agreement term sheet attached hereto as Exhibit C-5.
“Shared Contracts” means the Contracts (other than real property leases) and other commitments, obligations or arrangements entered into prior to the Closing between Seller and/or its Affiliates, the Purchased Companies and one or more third parties that directly benefit both (a) the Business and (b) the Retained Business; provided that any Contract that provides for enterprise-level services or licenses or similar enterprise-level arrangements shall not be a Shared Contract.
“Shares” has the meaning set forth in the Recitals.
“Specified Employees” means (i) the employees of Seller or its Affiliates who are primarily employed in the Business as of the date hereof, and who are not Purchased Company Employees or Automatic Transfer Employees; (ii) the employees of Seller or its Affiliates who (x) are less than primarily employed in the Business as of the date hereof and also provide services to Seller or its Affiliates (other than a Purchased

Company), (y) are not Purchased Company Employees or Automatic Transfer Employees and (z) are listed in Section 1.01(h) of the Disclosure Schedule, which Section of the Disclosure Schedule may be updated prior to the Closing Date by Seller in good faith consultation with Buyer; and (iii) each additional employee hired by Seller or its Affiliates after the date of this Agreement in the ordinary course of business consistent with past practice to primarily provide services to the Business.
“Stafford Sublease” has the meaning set forth in Section 7.08(a).
“Stafford Sublease Term Sheet” means the Sublease term sheet attached hereto as Exhibit D.
“Straddle Tax Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.
“Suitable Offer of Employment” has the meaning set forth in Section 9.01(b).
“Supply Agreement” has the meaning set forth in Section 7.08(a).
“Supply Agreement Term Sheets” means the (a) ECH Supply Agreement term sheet attached hereto as Exhibit E-1, (b) LPE-85 Supply Agreement term sheet attached hereto as Exhibit E-2, (c) LPE-90 Supply Agreement term sheet attached hereto as Exhibit E-3, and (d) Korea Tolling Agreement term sheet attached hereto as Exhibit E-4.
“Tax” means any federal, state local or non-U.S. tax, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, imposed by any Taxing Authority, and including any interest, penalty or addition thereto.
“Tax Attributes” has the meaning set forth in Section 8.03(a).
“Tax Contest” has the meaning set forth in Section 8.04(a).
“Tax Return” means any return, declaration, election, report, claim for refund or information return or statement of Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Taxing Authority.
“Tax Sharing Agreement” means any agreement that provides for the allocation, apportionment, sharing or assignment of any Tax liability or Tax benefit, or the transfer or assignment of income, revenues, receipts (other than any agreement the principal subject matter of which is not Taxes).
“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.
“Third Party Claim” has the meaning set forth in Section 11.04(a).

“Trade Secrets” means any and all trade secrets and other proprietary or confidential information, including ideas, unpatented inventions (whether patentable or unpatentable and whether or not reduced to practice), technical data, customer and vendor lists, supplier lists, business plans, know how, formulae, methods (whether or not patentable), specifications, designs, analyses, processes, source code, object code, techniques, research and development information, mask works, manufacturing, test and qualification processes and related information of a proprietary or confidential nature.
“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.01.
“Transaction Bonuses” means the transaction bonuses to be paid to the Business Employees in connection with the transactions contemplated by the Transaction Documents as set forth in Section 9.12 of the Disclosure Schedule.
“Transaction Documents” means, collectively, this Agreement, the Transition Services Agreement, the Reverse Transition Services Agreement, the Intellectual Property Assignment Agreement, the Assignment and Assumption Agreement (if required), the Services Agreements, the Stafford Sublease, the Supply Agreements and any other documents or agreements contemplated hereby or executed in connection herewith, in each case together with any schedules, exhibits, annexes and appendices thereto.
“Transaction Expenses” means, solely to the extent incurred prior to the Closing and not paid prior to the Closing, or by virtue of the Closing, and without duplication, (a) all fees, expenses and costs payable by any of the Purchased Companies in connection with the negotiation, execution or performance of the Transaction Documents or the transactions contemplated thereby to financial advisors (including the brokers referred to in Section 3.20), accountants, legal advisors and other third party advisors and (b) any retention, change in control or other transaction-related bonus (other than any Retention Bonus or Transaction Bonus) payable in cash by any Purchased Company to the extent payable solely as a result of the negotiation, execution or performance of the Transaction Documents or the transactions contemplated thereby (and excluding, for the avoidance of doubt, payments based in whole or in part on service to the Purchased Companies following the Closing and any “double trigger” payments resulting from any other event or condition, including the termination of any employees after the Closing).
“Transaction Tax Deductions” means, without duplication, all items of loss or deduction attributable to (a) fees or other payments to the holders of the existing Indebtedness of any Purchased Company as contemplated by this Agreement, including any prepayment penalties or deductions for unamortized debt issuance costs, (b) costs, fees, and expenses (including all attorney’s fees, accountant’s fees, and investment banker fees) incurred by a Purchased Company in connection with the transactions contemplated by this Agreement, (c) any retention, change of control, transaction or similar bonuses or other compensatory payments to employees, independent contractors or directors of any Purchased Company, in each case arising out of or related to the transactions contemplated by this Agreement and (d) any Taxes payable by a Purchased Company in connection with items described in clauses (a) through (c) above, including without limitation the employer’s share of any employment Taxes. The amount of the Transaction Tax Deductions shall be computed assuming that an election is made pursuant to Revenue Procedure 2011-29 to deduct 70% of any Transaction Tax Deductions that are success-based fees (as described in Revenue Procedure 2011-29).
“Transfer Taxes” has the meaning set forth in Section 8.10.

“Transition Services Agreement” means the Transition Services Agreement to be entered into between Buyer or one of its Subsidiaries (including, following the Closing, the Company), on the one hand, and Seller, on the other hand, at the Closing in substantially the form attached hereto as Exhibit A.
“U.S. Pension Plan” means the Hexion Inc. Pension Plan.
“U.S. Plan” means any Employee Plan that covers Business Employees located primarily within the United States.
“USCO” means the United States Copyright Office.
“USPTO” means the United States Patent and Trademark Office.
“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable state or local law.
Section 1.02.Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.
Article 2
Purchase and Sale
Section 1.01.Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell (or cause to be sold, conveyed, transferred and assigned) to Buyer, and Buyer agrees to purchase from Seller (or its Subsidiaries), the Shares at the Closing.
Section 1.02.Purchased Assets. Upon the terms and subject to the conditions of this Agreement, and subject to the exclusions set forth in Section 2.03, at the Closing, Seller shall sell, convey, transfer and assign (or cause to be sold, conveyed, transferred and assigned) to Buyer, and Buyer shall purchase, acquire and accept from Seller (either directly or indirectly through the sale of Shares pursuant to Section 2.01), all of Seller’s and its Subsidiaries’ right, title and interest in, to and under the following assets, properties and rights as the same shall exist immediately prior to the Closing (collectively, the “Purchased Assets”); provided that, for the avoidance of doubt, any Purchased Assets then held by a Purchased Company shall be transferred pursuant to Section 2.01 and not this Section 2.02:
(a)all Cash of the Business (the “Business Cash”);
(b)all real property and leases of, and other interests in, real property that are Primarily Related to the Business, in each case together with all buildings, fixtures and improvements erected thereon (the “Business Real Property”);
(c)all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property, Primarily Related to the Business;
(d)all inventory, including raw materials, works-in-process, finished goods and supplies, and other current assets that are Primarily Related to the Business;
(e)all rights, interests or claims under all (i) Contracts (other than IT Software Contracts and Contracts with respect to Intellectual Property Rights) that are Primarily Related to the Business, other than as set forth in Section 2.02(e)(i) of the Disclosure Schedule, (ii) Business IT Software Contracts, (iii) Business IP Contracts (collectively, the “Business Contracts”);
(f)all Owned Business Intellectual Property Rights;
(g)all Business IT Assets;
(h)all transferable licenses, permits or other governmental authorizations that are Primarily Related to the Business;
(i)except as provided in Section 7.05(c), all books, records, files and papers, whether in hard copy or computer format, to the extent related to the Business and all Tax Returns (or portions thereof), Tax reports and Tax books and records related to Taxes or Tax Returns that relate solely to the Purchased Companies, the Business or the Purchased Assets (collectively, the “Business Records”); provided that (x) Seller Group Returns and Tax Returns, and Tax books and records related to Taxes of the Seller Group shall be Excluded Assets, (y) Seller shall be entitled to retain a copy of any and all Business Records and (z) Seller shall only be required to deliver such books, records, files and papers (whether electronic or otherwise) to the extent permitted by Applicable Law, and Seller shall not be required to deliver to Buyer any books, records, files or papers that are not reasonably practicable to identify and extract, but shall provide access to such materials in accordance with Applicable Law and Section 5.02;
(j)all goodwill associated with the Business, together with the right to represent to third parties that Buyer is the successor to the Business;
(k)all Tax Attributes allocated to a Purchased Company pursuant to Section 8.03(a);
(l)all Tax refunds or credits in lieu of refunds (including, in the case of any refund actually received, any interest thereon actually received from a Taxing Authority) with respect to any Tax or Tax Attribute allocated to Buyer under Section 8.02 or Section 8.03;
(m)all sales and promotional literature, customer lists, sales databases and other sales-related materials to the extent related to the Business, which, for the avoidance of doubt, if any such material contains information related to the Business and the Retained Business, only such portion that is related to the Business shall be Purchased Assets;
(n)all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and other deposits or amounts held as surety by third Persons and prepaid items, in each case to the extent related to the Business, which, for the avoidance of doubt, if any such amounts are related to the Business and the Retained Business, only such portion that is related to the Business shall be Purchased Assets;
(o)to the extent transferrable, all third-party warranties, indemnities and guarantees Primarily Related to the Business (other than Seller’s and its Affiliates’ rights under the Transaction Documents);
(p)the insurance policies set forth on Section 2.02(p) of the Disclosure Schedule;
(q)all assets relating to a Company Plan or any portion of a Seller Plan assumed by Buyer in the transactions contemplated hereby; and
(r)all other assets, properties and rights of a type not expressly covered in this Section 2.02 that are Primarily Related to the Business.
Section 1.03.Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, Buyer expressly understands and agrees that Seller and its Retained Subsidiaries will retain and not sell, convey, transfer and assign to Buyer or any of its Affiliates (either directly or indirectly through sale of the Shares pursuant to Section 2.01) any of the following assets and properties of Seller or its Subsidiaries or any other asset that is not a Purchased Asset, as the same shall exist immediately prior to the Closing (collectively, the “Excluded Assets”), and Buyer expressly understands and agrees that any Excluded Assets owned or held by the Purchased Companies shall be assigned to Seller or one of its Affiliates prior to the Closing.
(a)all Cash, excluding the Business Cash;

(b)insurance policies relating to the Business and all claims, credits, causes of action or rights thereunder, excluding the insurance policies set forth on Section 2.02(p) of the Disclosure Schedule;
(c)(i) all books, records, files and papers, whether in hard copy or computer format, prepared in connection with this Agreement or the transactions contemplated hereby, including all analyses relating to the Business, Seller or any prospective purchaser of the Business or any of their Affiliates so prepared or received (which, for the avoidance of doubt, includes Tax Returns, Tax reports and Tax books and records related to Taxes of the Seller Group), (ii) confidentiality agreements with prospective purchasers of the Business or any portion thereof (except that Seller shall, to the extent it is able, assign to Buyer at the Closing all of Seller’s rights under such agreements to confidential treatment and limited use of information with respect to the Business and with respect to solicitation and hiring of Continuing Employees) and all bids and expressions of interest received from third parties with respect thereto; (iii) all privileged materials, documents and records that are not exclusively related to the Business and (iv) all minute books and corporate records of Seller and the Retained Subsidiaries;
(d)all rights of Seller or any of its Affiliates arising under this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby;
(e)any assets relating to any Seller Plan (except as contemplated above in Section 2.02(q));
(f)all Tax Attributes allocated to a Retained Subsidiary pursuant to Section 8.03(a);
(g)all Tax refunds or credits in lieu of refunds (including, in the case of any refund actually received, any interest thereon actually received from a Taxing Authority) with respect to any Tax or Tax Attribute allocated to Seller under Section 8.02 and Section 8.03;
(h)the Retained Business;
(i)other than the Business IP Contracts and Business IT Software Contracts, all Contracts with respect to Intellectual Property Rights (including all IT Software Contracts);
(j)other than the Owned Business Intellectual Property Rights, all Intellectual Property Rights owned by Seller or any of its Subsidiaries (the “Retained Intellectual Property Rights”);
(k)other than the Business IT Assets, all Information Technology Assets owned by, or licensed or leased to, Seller or any of its Subsidiaries; and
(l)the other assets, properties and rights (including Contracts) listed in Section 2.03(h) of the Disclosure Schedule.
Section 1.04.Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer (or an Affiliate thereof), at the Closing, agrees to assume and thereafter to timely pay, discharge and perform in accordance with their terms, all of the following Liabilities of Seller or any of its Subsidiaries of whatever nature, whether presently in existence or arising hereafter (the “Assumed Liabilities”); provided that, for the avoidance of doubt, any Assumed Liabilities of a Purchased Company shall not be assumed by Buyer under this Section 2.04 but rather shall remain Liabilities of the applicable Purchased Company:
(a)all Liabilities set forth on the Business Financial Statements and all Liabilities of the Business incurred thereafter to the extent not satisfied prior to the Closing Date;
(b)any Indebtedness of the Business (the “Business Indebtedness”);
(c)all Liabilities under the Business Contracts;
(d)all Environmental Liabilities to the extent arising out of or relating to the Business or the Purchased Assets;
(e)all Liabilities arising out of any Action before any arbitrator or any Governmental Authority to the extent such Liabilities relate to or result from to the Business;
(f)except as provided in Article 9, all Liabilities relating to any Business Employee or Former Business Employee, any Company Plan, (iii) the Post-Closing Transaction Bonuses, (iv) the Retention Bonuses and (v) the Closing Year Bonuses;
(g)all Tax Liabilities allocated to Buyer pursuant to Section 8.02;
(h)all Liabilities listed on Section 2.04(h) of the Disclosure Schedule; and
(i)all other Liabilities to the extent arising out of or in connection with the Business (as currently or formerly conducted).
Section 1.05.Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume, and Seller and its Retained Subsidiaries shall assume or retain, as the case may be, all Liabilities of Seller or any of its Subsidiaries of whatever nature, whether presently in existence or arising hereafter, other than the Liabilities identified as Assumed Liabilities in Section 2.04 (the “Excluded Liabilities”), including:
(a)any Indebtedness other than the Business Indebtedness;
(b)any Transaction Expenses;
(c)all Liabilities to the extent relating to, resulting from or arising out of any Excluded Assets or any businesses, activities or operations of Seller or any of its Affiliates (including the Purchased Companies) other than the Business;
(d)all Liabilities and obligations relating to (i) any current or former employee of Seller and its Affiliates (other than the Business Employees and the Former Business Employees) or (ii) the U.S. Pension Plan or the Pre-Closing Transaction Bonuses; provided that, except as expressly contemplated in this Agreement, any Liabilities or obligations relating to any employee benefit plan, agreement or arrangement that is sponsored, maintained or entered into by a Purchased Company shall be treated as Assumed Liabilities;
(e)all Seller Taxes; and
(f)all Liabilities that are expressly contemplated by this Agreement or any other Transaction Document as Liabilities to be retained or assumed by Seller or its Affiliates.
Section 1.06.Assignment of Contracts and Rights. (a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any right thereunder if an attempted assignment, without the consent of a third party, would constitute a breach or other contravention of such Purchased Asset or in any way adversely affect the rights of Buyer or Seller thereunder. Seller and Buyer shall use their commercially reasonable efforts (but without any payment of money by Seller or Buyer) to obtain the consent of such third parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto. Seller shall promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.
(b)Each of Buyer and Seller shall use its commercially reasonable efforts to separate the Shared Contracts into separate contracts so that the Business will remain entitled to the rights and benefits, and shall be subject to the Liabilities, with respect to or arising from each Shared Contract to the extent related to the Business, and Seller (or one or more of its Affiliates) will retain the rights and benefits, and shall be subject to the Liabilities, with respect to or arising from each Shared Contract to the extent related to the Retained Business. If as of the Closing, a counterparty to any Shared Contract that is entitled under the terms of the Shared Contract to consent to the separation of the Shared Contract has not provided such consent or if the separation of a Shared Contract has not been completed for any other reason, then each of Buyer and Seller shall use its commercially reasonable efforts to develop and implement arrangements (i) if the Shared Contract is an Excluded Asset, to pass along to the Purchased Companies the benefit and the Liabilities of the portion of any such Shared Contract related to the Business and (ii) if the Shared Contract is a Business Contract, to pass along to Seller and/or one or more of its Affiliates the benefit and the Liabilities of the portion of the Shared Contract related to the business of Seller, as the case may be. If and when any such consent is obtained, the Shared Contract will be separated in accordance with this Section 2.06(b). The obligations set forth in this Section 2.06(b) will terminate on the earlier of the date that is 18 months after the Closing Date and the expiration date of the each such Shared Contract.
(c)Seller shall use its commercially reasonable efforts to, subject to any confidentiality or other similar obligations owed to any third party, provide Buyer with reasonable information regarding the terms of any enterprise-level Contracts under which Seller or any of its Subsidiaries is licensed, sublicensed or granted a covenant not to sue with respect to any Intellectual Property Rights owned by a third party that are used, but not exclusively used, in, and material to, the Business, if any (excluding any such Intellectual Property Rights that are contemplated to be provided to the Business pursuant to the Transition Services Agreement). With respect to such Contracts, each of Buyer and Seller shall use its respective commercially reasonable efforts, to the extent permitted by the applicable Contract, to pass along to the Purchased Companies the benefit and the Liabilities of the portion of such Contracts to the extent related to the Business (including by sublicensing or otherwise extending to the Purchased Companies such Intellectual Property Rights if permitted under such Contract). Notwithstanding anything to the contrary, Seller shall not be required under this Section 2.06 to seek any third-party consent or incur any payment or expenses.
Section 1.07.Purchase Price. The purchase price for the Shares and Purchased Assets, if any, is equal to the Purchase Price. The Purchase Price shall be paid as provided in Section 2.09 and shall be subject to adjustments as provided in Section 2.10(d).
Section 1.08.Estimated Closing Calculations. Not less than five Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement setting forth (a) Seller’s good faith estimates of (i) Closing Net Working Capital (“Estimated Closing Net Working Capital”), (ii) Closing Indebtedness (“Estimated Closing Indebtedness”), and (iii) Closing Cash (“Estimated Closing Cash”), (b) Seller’s calculation of the Estimated Closing Net Working Capital Adjustment Amount and (c) on the basis of the foregoing, a calculation of the Estimated Purchase Price (together with the calculations referred to in clauses (a) and (b) above, the “Preliminary Closing Statement”).
Section 1.09.Closing. The closing (the “Closing”) of the purchase and sale of the Shares and Purchased Assets, if any, hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, or remotely by the exchange of documents and signatures (or their electronic counterparts), as promptly as practicable, but in no event later than five Business Days, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as Buyer and Seller may agree. In any event, the Closing shall coincide with month end. At the Closing:
(a)Buyer shall deliver to Seller:
(i)an amount equal to the Estimated Purchase Price in immediately available funds by wire transfer to an account or accounts designated by Seller, by written notice to Buyer;
(ii)a duly executed counterpart to each Transaction Document not previously executed and delivered to which Buyer or any Affiliate thereof is a party; and
(iii)such other quit claim deeds, bills of sale, endorsements, consents, assignments, novations and other good and sufficient instruments of conveyance and assignment as the parties hereto and their respective counsel shall deem reasonably necessary for the assumption by

Buyer of the Assumed Liabilities or to vest in Seller all right, title and interest in, to and under the Excluded Assets.
(b)Seller shall deliver or cause the following to be delivered to Buyer:
(i)a duly executed counterpart to each Transaction Document not previously executed and delivered to which Seller or any Affiliate thereof is a party; and
(ii)certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank;
(iii)such other deeds (in customary form for conveyance of similar property in commercial transactions where the real property is located), bills of sale, endorsements, consents, assignments, novations and other good and sufficient instruments of conveyance and assignment as the parties hereto and their respective counsel shall deem reasonably necessary for the assumption by Seller of the Excluded Liabilities or to vest in Buyer all right, title and interest in, to and under the Shares and Purchased Assets; and
(iv)written resignations or other evidence of removal (effective as of the Closing) of (A) each of the directors of the Purchased Companies in their capacities as such directors whose resignations are specified by Buyer, by written notice to Seller at least five Business Days prior to Closing, and (B) those officers of the Purchased Companies that are not Business Employees in their capacities as officers of such Purchased Companies;
(v)all stock or other certificates evidencing securities of any Purchased Company that are not located on the properties of the Company or its Subsidiaries; and
(vi)a properly completed IRS Form W-9.
Section 1.10.Post-Closing Purchase Price Adjustment. (a) As promptly as practicable, but no later than 60 days after the Closing Date, Buyer shall prepare and deliver to Seller a written statement (the “Final Closing Statement”) setting forth in reasonable detail, with reasonable supporting documentation, Buyer’s good faith calculation of (i) Closing Net Working Capital, (ii) Closing Net Working Capital Adjustment Amount, (iii) Closing Cash and (iv) Closing Indebtedness, and on the basis of the foregoing, its calculation of the Purchase Price. If Buyer fails to timely deliver the Final Closing Statement in accordance with the first sentence of this Section 2.10(a), then the Preliminary Closing Statement delivered by Seller to Buyer pursuant to Section 2.08 shall be deemed to be the Final Closing Statement for all purposes hereunder, except to the extent that Seller delivers a Dispute Notice pursuant to Section 2.10(c).
(b)Following the Closing, Buyer shall provide Seller and its Representatives reasonable access to its books, records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors and such other information as Seller may reasonably request, in order to review and analyze (or if applicable, prepare) the Final Closing Statement and the calculations set forth thereon.

(c)If Seller disagrees with Buyer’s calculation of the Purchase Price as set forth in the Final Closing Statement, Seller may, within 30 days after receipt of the Final Closing Statement, deliver a written notice to Seller (a “Dispute Notice”) setting forth in reasonable detail the particulars of such disagreement (taking into account the information then known to Seller). In the event that Seller does not timely provide a Dispute Notice, Seller shall be deemed to have agreed to the Final Closing Statement (including the determinations included therein) delivered by Buyer pursuant to Section 2.10(a), which shall be final, binding and conclusive for all purposes hereunder. In the event a Dispute Notice is timely provided, Buyer and Seller shall for a period of 15 days use their reasonable best efforts to resolve any such disagreements with respect to the Final Closing Statement. If during such period Buyer and Seller are unable to reach such agreement, then at the written request of either Buyer or Seller, Buyer and Seller shall promptly thereafter jointly retain the dispute resolution group of KPMG International Limited (or, if such Person is unwilling or unable to serve, such other independent accounting firm of recognized national standing as Buyer and Seller may mutually agree, which agreement shall not be unreasonably withheld) (the “Accounting Referee”) to review any items that remain in dispute (the “Disputed Items”), and only those items, for the purpose of calculating the Purchase Price (it being understood and agreed that in conducting such review and making such calculation, the Accounting Referee shall adhere to the provisions of this Section 2.10 (and related definitions)). Buyer and Seller shall promptly provide their assertions regarding the Disputed Items in writing to the Accounting Referee, and upon Accounting Referee’s receipt of both written reports, to each other. The Accounting Referee shall be instructed to render its determination in the form of a written report setting forth its calculations (including the basis thereof) with respect to the Disputed Items as promptly as reasonably possible (which the parties hereto agree should not be later than 45 days following the date on which the disagreement is referred to the Accounting Referee). The Accounting Referee shall base its determination solely on (i) the written submissions of the parties hereto and shall not conduct an independent investigation and (ii) the extent (if any) to which Closing Net Working Capital, Closing Cash and/or Closing Indebtedness require adjustment (only with respect to the Disputed Items submitted to the Accounting Referee) in order to be determined in accordance with this Agreement. The Accounting Referee’s determination of each Disputed Item shall not be greater than the greater value for such Disputed Item claimed by either Seller in the Dispute Notice or Buyer in the Final Closing Statement or less than the lower value for such Disputed Item claimed by either Seller in the Dispute Notice or Buyer in the Final Closing Statement, as applicable. The Accounting Referee’s report shall be final, binding and conclusive for all purposes hereunder, shall be deemed a final arbitration award that is binding on the parties hereto, and neither Buyer nor Seller shall seek further recourse to courts or other tribunals, other than to enforce such report in any court of competent jurisdiction. The costs, fees and expenses of the Accounting Referee to resolve the disputed items shall be initially borne equally by Seller and Buyer; provided that such fees shall ultimately be borne by Seller and Buyer in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Referee that are unsuccessfully disputed by each such party (as finally determined by the Accounting Referee) bears to the total amount of such disputed items so submitted. All other costs, fees and expenses incurred by the parties hereto in connection with resolving such dispute shall be borne by the party incurring such cost and expense.
(d)For the avoidance of doubt, the parties hereto acknowledge and agree that the determination of the Closing Net Working Capital Adjustment Amount is intended solely to reflect changes between the Closing Net Working Capital and the Closing Net Working Capital Target, and any such change can be measured only if Closing Net Working Capital and the calculations and determinations thereof are prepared using the

Accounting Policies. Neither the calculations to be made pursuant to Section 2.08 or this Section 2.10 nor the purchase price adjustment to be made pursuant to Section 2.11 is intended to be used to adjust for errors or omissions, under GAAP or otherwise, that may be found with respect to the Business Financial Statements or the Closing Net Working Capital Target for which Article 11 shall be the sole and exclusive remedy. No event, act, change in circumstance or similar development, including any market or business development or change in GAAP or Applicable Law, arising or occurring after the Closing, shall be taken into consideration in the calculations to be made pursuant to this Section 2.10.
Section 1.11.Adjustment of Purchase Price. Error! Bookmark not defined. If the Purchase Price as finally determined pursuant to Section 2.10 exceeds the Estimated Purchase Price, Buyer shall pay to Seller, in the manner as provided in Section 2.11(b), the amount of such excess. If the Purchase Price as finally determined pursuant to Section 2.10 is less than the Estimated Purchase Price, Seller shall pay to Buyer, in the manner as provided in Section 2.11(b), the amount of such difference.
(b)Any payment owed pursuant to this Section 2.11 shall be made by Buyer or Seller, as the case may be, at a mutually convenient time within five Business Days after the determination of the Purchase Price, by wire transfer of immediately available funds to such account or accounts of such other party as may be designated by such other party.
Section 1.12.Withholding. Each of Buyer and Seller, and their respective Affiliates, shall be entitled to deduct and withhold from any consideration payable hereunder, or other payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under Applicable Law; provided that if Buyer or Seller, as applicable, determines that such deduction and withholding is required (i) at least five days before any payment is made under this Agreement, the party making such payment shall notify the party entitled to receive the payment of any deduction or withholding requirement applicable to the payment of which the withholding party becomes aware, and (ii) the parties hereto shall reasonably cooperate to reduce or eliminate such deduction and withholding. Any amounts so withheld shall be paid over to the appropriate Governmental Authority, and shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.
Article 3
Representations and Warranties of Seller
Except as set forth in the Disclosure Schedule (but subject to Section 13.03), Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:
Section 1.01.Existence and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the law of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the Shares or the Purchased Assets are owned, leased or operated by Seller or the nature of the Business makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Business.
Section 1.02.Authorization. (a) The execution, delivery and performance by Seller of this Agreement and by each Seller Party of each other Transaction Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of such Seller Party and have been duly authorized by all necessary corporate action on the part of such Seller Party.
(b)Seller has duly executed this Agreement and, assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exception”).
Section 1.03.Governmental Authorization. The execution, delivery and performance by Seller Parties of this Agreement and each other Transaction Document to which a Seller Party is or will be a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act, (b) the filing of applications and notices with, and receipt of approvals, licenses, or consents of, the Governmental Authorities set forth on Section 3.03 of the Disclosure Schedule and (c) any actions or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Business.
Section 1.04.Noncontravention. The execution, delivery and performance by Seller of this Agreement and by each Seller Party of the other Transaction Documents to which Seller or any of its Affiliates is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) materially violate the organizational documents of Seller or any of the Purchased Companies or other Seller Party, (b) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (c) require any consent or other action by any Person under, result in a breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or any of the Purchased Companies or other Seller Party or to a loss of any benefit to which Seller or any of the Purchased Companies or other Seller Party is entitled under any provision of any agreement or other instrument binding upon Seller or any of the Purchased Companies or other Seller Party or any of their respective properties or assets, including the Business, or (d) result in the creation or imposition of any Lien on any Purchased Asset, asset of the Purchased Companies, other than Permitted Liens, with such exceptions, in the case of each of clauses (b) through (d) as would not, individually or in the aggregate, materially impact the Business.
Section 1.05.Capitalization. (a) The authorized capital stock of the Company consists of 1,000 shares of Common Stock. As of the date hereof, there are 1,000 outstanding shares of Common Stock.
(b)All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable, were acquired in compliance with all Applicable Laws, have not been issued in violation or preemptive or similar rights and are held free and clear of all Liens. Except as set forth in this Section

3.05, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities, notes or other obligations of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights (including under preemptive rights) to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in Sections 3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of any of the Purchased Companies to repurchase, redeem or otherwise acquire any Company Securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Shares of, or other equity or voting interest in, the Company to which the Company is a party or is bound. There are no irrevocable proxies and no voting agreements with respect to the Shares of the Company. There are no declared but unpaid dividends or distributions with respect to the Shares of the Company.
Section 1.06.Ownership of Shares. Seller (and/or one or more wholly owned Subsidiaries of Seller) is the sole legal and beneficial owner of the Shares, free and clear of any Lien, and will transfer and deliver to Buyer at the Closing valid title to the Shares free and clear of any Lien.
Section 1.07.Purchased Companies. (a) Each Purchased Company is duly incorporated or organized, validly existing and, to the extent such concept exists in the Purchased Company’s jurisdiction of formation, in good standing under the laws of its jurisdiction of formation, except as would not reasonably be expected to be material to the Business. Each Purchased Company has all organizational powers required to carry on its business as now conducted, is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the Purchased Assets are owned, leased or operated by such Purchased Company or the nature of the Business makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Business.
(b)As of Closing, all of the outstanding capital stock or other voting securities of each Purchased Company (other than the Shares, which are addressed in Section 3.06) will be owned by the Company, directly or indirectly, free and clear of any Lien. Except as set forth in the preceding sentence, there are no outstanding (i) shares of capital stock or voting securities of the Purchased Companies, (ii) securities, notes or other obligations of the Purchased Companies convertible into or exchangeable for shares of capital stock or voting securities of any Purchased Company or (iii) options or other rights (including preemptive rights) to acquire from any Purchased Company, or other obligation of any Purchased Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Purchased Company (the items in Sections 3.07(b)(ii), 3.07(b)(iii) and (iii) being referred to collectively as the “Purchased Company Securities”). There are no outstanding obligations of any Purchased Company to repurchase, redeem or otherwise acquire any Purchased Company Securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Purchased Company Securities of, or other equity or voting interest in, the Purchased Companies to which the Purchased Companies are party to or are bound. There are no irrevocable proxies and no voting agreements with respect to the Purchased Company Securities. There are no declared but unpaid dividends or distributions with respect to the Purchased Company Securities. Section 3.07(b) of the Disclosure Schedule sets forth for each Purchased Company (i) the name and the jurisdiction of organization of such

Purchased Company, and (ii) the number of authorized and issued capital stock or other voting securities in such Purchased Company. The Purchased Company Securities have been duly authorized and validly issued and are fully paid. Except as set forth on Section 3.07(b) of the Disclosure Schedule, no Purchased Company owns, directly or indirectly, any equity interests in any other Person.
(c)Since the date of its formation, the Company has not engaged in any business activities or conducted any operations other than the operations of the Business and activities in connection with the transactions contemplated by the Transaction Documents.
Section 1.08.Financial Statements. (a) The audited combined balance sheets of the Business as of December 31, 2019 and December 31, 2020 (the “Balance Sheet”) and the related audited combined statements of income and cash flows of the Business for the year ended December 31, 2018, the periods from January 1, 2019 through July 1, 2019 and from July 2, 2019 through December 31, 2019 and the year ended December 31, 2020 and (b) the unaudited interim combined balance sheet of the Business as of June 30, 2021 and the related unaudited interim combined statements of income and cash flows of the Business for the six months ended June 30, 2021 (clauses (a) and (b) collectively, the “Business Financial Statements”) fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the combined financial position of the Business as of the dates thereof and their combined results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The reconciliations included in Index 2.2.2 of the virtual data room properly and accurately identify the statements of income for the year ended December 31, 2018, the periods from January 1, 2019 through July 1, 2019 and from July 2, 2019 through December 31, 2019 and the year ended December 31, 2020 and for the six months ended June 30, 2021 as well as the combined balance sheets as of December 31, 2019 and December 31, 2020 and as of June 30, 2021 for the Business as they were included in the Business Financial Statements.
Section 1.09.Absence of Certain Changes. (a) Since the Balance Sheet Date, (i) the Business has been conducted in the ordinary course consistent with past practices, except for any COVID-19 Actions, and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)From the Balance Sheet Date until the date hereof, there has not been any action taken by the Business that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a breach of Section 5.01 (except for Section 5.01(i) and Section 5.01(j)), except as would not, individually or in the aggregate, reasonably be expected to be material to the Business.
Section 1.10.No Undisclosed Material Liabilities. There are no Liabilities of the Business, other than (a) Liabilities provided for in the Balance Sheet or disclosed in the notes thereto; (b) Liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date; (c) Liabilities incurred in connection with the transactions contemplated by this Agreement or disclosed in the Disclosure Schedule; (d) ordinary course contractual Liabilities (other than arising out of a breach of any Contract); and (e) other undisclosed Liabilities which, would not, individually or in the aggregate, reasonably be expected to be material to the Business.
Section 1.11.[Reserved].
Section 1.12.Material Contracts. (a) As of the date of this Agreement, neither Seller nor any of its Subsidiaries is a party to or bound by any of the following Business Contracts:
(i)any lease (whether of real or personal property) providing for annual rentals of $3,000,000 or more;
(ii)any Contract, including any agreement for the purchase of materials, supplies, goods, services, equipment or other assets, providing for (A) annual payments by the Business of $3,000,000 or more, or (B) annual payments by the Business of $2,000,000 or more and a duration of more than 12 months;
(iii)any Contract, including any sales, distribution or other similar agreement providing for the sale by any of the Business of materials, supplies, goods, services, equipment or other assets, that provides for (A) annual payments to the Business of $5,000,000 or more, or (B) annual payments to the Business of $2,000,000 or more and a duration of more than 12 months;
(iv)any partnership, joint venture or other similar agreement or arrangement;
(v)any agreement relating to (i) the acquisition or disposition of any business or (ii) any asset in excess of $3,000,000, individually or $6,000,000 in the aggregate (whether by merger, sale of stock, sale of assets or otherwise);
(vi)any agreement that limits the freedom in any material respect of any of the Business to compete in any line of business or with any Person or in any area;
(vii)any Business Intercompany Contract;
(viii)any material agreement granting a right or license to use, or a covenant not to be sued under, any Intellectual Property Rights (A) to any third party with respect to any Owned Business Intellectual Property Rights or (B) to Seller or any of its Subsidiaries with respect to any Licensed Business Intellectual Property Rights; provided that, for clarity, the foregoing clauses (A)-(B) shall exclude any licenses for off-the-shelf software and non-exclusive licenses granted in the ordinary course of business;
(ix)any Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;
(x)any material Contracts with any Governmental Authority;
(xi)any Contracts (A) with respect to Indebtedness for borrowed money of the Business or a Purchased Company, (B) pursuant to which the Business or a Purchased Company has incurred, assumed or guaranteed Indebtedness of any other Person or (C) which impose a Lien upon the Shares, the

Purchased Company Securities, the Purchased Assets or the assets or properties of the Purchased Companies; or
(xii)any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Business.
(b)Each agreement, contract, plan, lease, arrangement or commitment disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section or that would be required to be disclosed pursuant to this Section if entered into prior to the date of this Agreement is a valid and binding agreement of the Purchased Companies or the Seller Parties, as the case may be, and is in full force and effect, and none of the Purchased Companies or the Seller Parties thereto or, to the knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment entered into as of the date of this Agreement have been delivered to Buyer.
Section 1.13.Litigation. There is no Action pending against, or to the knowledge of Seller, threatened in writing against or affecting, Seller or any of its Subsidiaries in respect of the Business, which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to, individually or in the aggregate, be material to the Business. As of the date of this Agreement, there is no Action pending against, or to the knowledge of Seller, threatened in writing against or affecting, Seller or any of its Subsidiaries which in any manner challenges or seeks to prevent, enjoin or materially alter or delay the transactions contemplated by this Agreement.
Section 1.14.Compliance with Laws and Court Orders. The Business is not in violation of, and has not since January 1, 2019, violated, and to the knowledge of Seller is not under investigation with respect to and has not been threatened in writing to be charged with or given notice of any violation of, any Applicable Law, except for violations that have not had and would not, individually or in the aggregate, reasonably be expected to be material to the Business. There is no material outstanding judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority.
Section 1.15.Properties; Sufficiency of Assets. (a) The Purchased Companies (and Seller or its Affiliates with respect to the Business Real Property) have good title to, or in the case of leased property and assets have valid leasehold interests in, all Purchased Assets and all property and assets (whether real, personal, tangible or intangible) reflected on the Business Financial Statements or acquired after the Balance Sheet Date, in each case free and clear of any Liens other than Permitted Liens, except for properties and assets sold since the Balance Sheet Date or where the failure to have such good title or valid leasehold interests would not reasonably be expected to be, individually or in the aggregate, material to the Business.
(b)All leases of such real property and personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms, subject to the Enforceability Exception. There does not exist under any such lease any default in material respect by the Purchased Companies or the Seller Parties thereto or, to the knowledge of Seller, any other party thereto, and, to the knowledge of Seller, no event has occurred that, with notice or lapse of time or both would constitute a default thereunder, except in each case, for such defaults that would not reasonably be expected to be, individually or in the aggregate, material to the Business.
(c)The property and assets owned or leased by any of the Purchased Companies (and Seller or its Affiliates with respect to the Business Real Property), or which the Purchased Companies otherwise use, (i) constitute all of the property and assets used or held for use in connection with the Business and are adequate to conduct the Business as currently conducted, (ii) have been maintained in accordance with normal industry practice, (iii) are in good operating condition (subject to normal wear and tear) and (iv) are suitable for the purposes for which they are presently used, in each case, in all material respects.
(d)No portion of any real property owned or leased by any of the Purchased Companies (and Seller or its Affiliates with respect to the Business Real Property) is leased or subleased by any of the Purchased Companies (or by Seller or any of its Affiliates with respect to the Business Real Property) to any third party.
(e)There is no condemnation proceeding pending, or to the knowledge of Seller, threatened in writing with respect to any real property, or portion thereof, owned or leased by any of the Purchased Companies (or Seller or its Affiliates with respect to the Business Real Property) except for any such proceeding that would not reasonably be expected to be, individually or in the aggregate, material to the Business.
(f)Immediately following the Closing, and after giving effect to the transactions contemplated by this Agreement and assuming (x) receipt of all required consents, approvals and authorizations set forth in Section 3.03 and Section 3.04 of the Disclosure Schedule and (y) each Business Employee remains employed by or providing services to the Business at the Closing, the Assets held by the Purchased Companies, together with the Purchased Assets and the rights of Buyer and its Affiliates under this Agreement and the other Transaction Documents, will be sufficient to conduct the Business in substantially the same manner as it has been conducted in the preceding six months.
Section 1.16.Products. Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, each of the products produced or sold by the Business is, and at all times up to and including the sale thereof has been, (i) in compliance in all material respects with all Applicable Laws and (ii) fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale. Except as would not, individually or in the aggregate, be reasonably expected to be material to the Business, there is no design defect with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with Applicable Laws, and current industry practice with respect to its contents and use.
Section 1.17.Intellectual Property. (a) Section 3.17(a) of the Disclosure Schedule contains, as of the date hereof, a true and complete list of each of the registrations and applications for registrations included in the Owned Business Intellectual Property Rights, (i) indicating for each issued patent or pending patent application included therein, the owner, the applicable jurisdiction, the patent number (or application number), and date issued (or date filed), (ii) indicating for each Trademark, the owner, the applicable jurisdiction, the registration number (or application number) and date issued (or date filed); and (iii) indicating for each domain name, the owner.
(b)Any Person (other than Seller or any of its Subsidiaries) who has developed or contributed to the creation of any material Owned Business Intellectual Property Rights has executed or is subject to a proprietary information, confidentiality and assignment agreement or similar agreement that acknowledges Seller’s or such Subsidiary’s ownership of all such Intellectual Property Rights. No payment is required for any right, title or interest in and to such Intellectual Property Rights for it to be validly assigned or vest in Seller. All assignments with respect to such Intellectual Property Rights that are required to be filed or recorded in order to be valid or effective against bona fide purchasers without notice of such assignment have been duly executed and filed or recorded with, as applicable, the USPTO or the USCO or any corresponding Governmental Authority elsewhere.
(c)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Licensed Business Intellectual Property Rights and the Owned Business Intellectual Property Rights, together with all other Intellectual Property Rights granted to Buyer or the Purchased Companies under the Transaction Documents (including under Section 6.06 and Section 7.07 hereof), including the Business Intellectual Property Rights Licensed to Buyer, together constitute all the Intellectual Property Rights (i) used or otherwise practiced or exploited by the Seller or its Subsidiaries in the operation of the Business, and (ii) necessary to enable the Buyer and the Purchased Companies to operate and exploit the Business immediately after the Closing in substantially the same manner as such Business is currently conducted.
(d)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, neither the Purchased Companies nor the conduct of the Business as currently conducted infringes, misappropriates or otherwise violates, or has in the past three (3) years infringed, misappropriated or violated, any Intellectual Property Right of any third party. There is no Action pending against, or, to the knowledge of Seller, threatened against or affecting (i) any Purchased Company or (ii) Seller or any of its Retained Subsidiaries in respect of the Business, in each case (A) based upon, or challenging or seeking to deny or restrict, the rights of any of the Purchased Companies, Seller or the Retained Subsidiaries in any of the Owned Business Intellectual Property Rights, or (B) alleging that any of the Purchased Companies or the Business have infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party.
(e)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, none of the Owned Business Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and all Owned Business Intellectual Property Rights are valid and enforceable.
(f)All filing and maintenance fees in respect of material patents included in the Owned Business Intellectual Property Rights have been paid. No such patent has been since January 1, 2019 or is now involved in any interference, reissue, reexamination or opposition proceeding in the USPTO or any corresponding Governmental Authority elsewhere, and no such proceeding has, to the knowledge of Seller, been threatened in writing.
(g)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, Seller or one of its Subsidiaries (including the

Purchased Companies) (i) exclusively owns all right, title and interest in and to all Owned Business Intellectual Property Rights, (ii) has a valid and enforceable right to use all Licensed Business Intellectual Property Rights, and (iii) has a valid and enforceable right to grant to the Buyer the rights granted under all Business Intellectual Property Rights Licensed to Buyer, in each case of (i) and (ii), free and clear of any Lien (other than Permitted Liens), and none of the foregoing Intellectual Property Rights that are material to the Business will be impaired, altered or otherwise impacted by (nor will require any consent, notification, approval, waiver, or payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby.
(h)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, no Person is infringing, misappropriating or otherwise violating any Owned Business Intellectual Property Right. Seller and its Subsidiaries (including the Purchased Companies) have taken reasonable steps to protect the confidentiality and value of (and their rights in and to) all Trade Secrets included in the Owned Business Intellectual Property Rights. The Seller and its Subsidiaries have complied at all times since January 1, 2019 in all material respects with the terms of any agreements or understandings relating to any third party Trade Secrets included in the Licensed Business Intellectual Property Rights to which the Seller or any of its Subsidiaries is a party or which otherwise bind the Seller or any of its Subsidiaries. No material Trade Secret included in the Owned Business Intellectual Property Rights has been disclosed to any third Person other than pursuant to the terms of a valid, written confidentiality agreement with such Person that obligates such Person to maintain the confidentiality thereof.
(i) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, (i) the Business IT Assets operate and perform in accordance with their documentation and functional specification and otherwise in a manner that permits Seller and its Subsidiaries (including the Purchased Companies) to conduct the Business as currently conducted, (ii) Seller and its Subsidiaries (including the Purchased Companies) have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Business IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption and (iii) except as disclosed in Section 3.17(h) of the Disclosure Schedule, there has been no breach, or unauthorized use, access, interruption, modification or corruption, of any Business IT Assets (or any information or transactions stored or contained therein or transmitted thereby).
(j)Seller and its Subsidiaries (including the Purchased Companies) operate the Business materially in compliance with all Applicable Laws relating to (i) the privacy of the users of the products, services and websites of the Business and/or (ii) the collection, use, storage, processing and disclosure of any personally-identifiable information and other confidential data or information collected or stored by the Business. No Actions have been asserted or, to the knowledge of Seller, threatened against Seller or any of its Subsidiaries (including the Purchased Companies) by any Person in relation to the Business alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Applicable Laws, rules, policies, procedures or Contracts.
Section 1.18.Insurance Coverage. Seller has furnished to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the Business (including any officers or directors of the Purchased Companies). There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Business has otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies are in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Business. Seller does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. Except as disclosed in Section 3.18 of the Disclosure Schedule, the Business shall after the Closing continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.
Section 1.19.Licenses and Permits. Section 3.19 of the Disclosure Schedule correctly describes each material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the Business (the “Permits”) together with the name of the Governmental Authority issuing such Permit. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, (i) the Permits necessary to conduct the Business are valid and in full force and effect, (ii) the Business is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, such Permits and (iii) no such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.
Section 1.20.Finders’ Fees. There is no investment banker, broker, finder or other intermediary that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement, the other Transaction Documents or otherwise based upon arrangements made by or on behalf of Seller.
Section 1.21.Labor Relations. (a) Seller and its Subsidiaries are in material compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health and continuation coverage under group health plans, in each case, with respect to current or former employees, individual consultants, officers and directors of the Business.
(b)(i) None of the Purchased Companies is a party to or subject to, or is negotiating in connection with entering into, any Collective Bargaining Agreement, and to Seller’s knowledge, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Business Employee, (ii) since January 1, 2019, there has been no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to Seller’s knowledge, threatened against any of the Purchased Companies and (iii) there are no unfair labor practice complaints pending or, to Seller’s knowledge, threatened against any of the Purchased Companies before any Governmental Authority, except for such actions, events and claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 1.22.Employee Benefit Plans. (a) Section 3.22(a) of the Disclosure Schedule lists each material Employee Plan and specifies whether such plan is (x) a U.S. Plan or International Plan and (y) a Seller Plan or a Company Plan. For each material Employee Plan, Seller has made available to Buyer a copy of such plan (or a description, if such plan is not written) and all amendments thereto and, as applicable: (i) all trust agreements; (ii) the current prospectus or summary plan description and all summaries of material modifications; (iii) the most recent favorable determination or opinion letter from the IRS; (iv) the annual return/reports (Form 5500) and accompanying schedules and attachments thereto for the most recently completed plan year; (v) the most recently prepared actuarial reports and financial statements; and (vi) if such plan is an International Plan, documents that are substantially comparable (taking into account differences in Applicable Law and practices) to the documents required to be provided in clauses (i) through (v).
(b)None of the Purchased Companies nor any ERISA Affiliate sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, or is reasonably expected to have any direct or indirect material liability with respect to, any Employee Plan that is (i) subject to Title IV of ERISA, including any Multiemployer Plan; or (ii) a “multiple employer plan” within the meaning of Section 413(c) of the Code.
(c)Each Company Plan and Seller Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired.
(d)None of the Purchased Companies has any material current or projected liability in respect of post-employment or retirement health or medical or life insurance benefits for retired, former or current Business Employees, except as required to avoid excise Tax under Section 4980B of the Code or as otherwise required by Applicable Law.
(e)Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event), will: cause any payments to become due or payable to any current or former Business Employee; cause any acceleration, vesting or increase in benefits to any current or former employee, individual consultant, officer or director of the Business; result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; increase the amount payable under any Company Plan; or  require a Tax “gross-up” payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.
(f)(i) Each Company Plan and Seller Plan has been materially maintained in compliance with its terms and Applicable Law, (ii) all material benefits, contributions and premiums relating to each Employee Plan have been timely paid in accordance with the terms of such Employee Plan and (iii) each International Plan, if intended to qualify for special tax treatment, meets in all material respects the requirements for such treatment, and, if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is in all material respects funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.
(g)There is no pending or, to the knowledge of Seller, threatened material Action relating to a Company Plan (other than routine benefit claims) or under workers’ compensation law. No Company Plan is under audit or is the subject of an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, nor is any such audit or investigation pending or, to Seller’s knowledge, threatened, except, in each case, for an audit or investigation that would not, individually or in the aggregate, reasonably be expected to be material to the Business.

(h)Neither Seller nor any Purchased Company has any binding commitment to create, modify, or terminate any Company Plan.
Section 1.23.Employees
. Seller has provided to Buyer a true, accurate and complete list of the name or employee identification number of each Business Employee as of the date hereof, and shows with respect to each such employee (as applicable) (a) such employee’s title, (b) location, (c) annual salary or base wage rate and most recent annual bonus received, (d) status as full or part-time, (e) start date and (f) whether employee is on leave (the “Employee List”). At least three Business Days prior to the Closing Date, Seller shall provide Buyer a revised version of the Employee List that also includes each Business Employee’s target incentive award(s) (including, for the avoidance of doubt, any target short-term and long-term incentive awards) that reflects information that is current as of 10 or fewer Business Days prior to the Closing Date. Notwithstanding the foregoing, Seller may anonymize or aggregate the foregoing date to the extent that Seller reasonably determines is necessary to comply with any Applicable Laws relating to data privacy and/or Seller or the Business’s internal employee date privacy policies.

Section 1.24.Environmental Matters. Except as to matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)No Action is pending, or to Seller’s knowledge, threatened by any Governmental Authority or other Person with respect to any matters relating to any of the Purchased Companies and relating to or arising out of any Environmental Law;
(b)No Hazardous Substance has been Released by the Business at, on or under (i) any property now or previously owned, leased or operated by, or (ii) any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, in each case any of the Purchased Companies or, with respect to the Business, Seller or its Subsidiaries; and
(c)The Purchased Companies and, with respect to the Business, Seller and its Subsidiaries are in compliance with all Environmental Laws and have obtained and are in compliance with all Environmental Permits.
Section 1.25.Tax Matters.
(a)All material Tax Returns required to be filed by or with respect to the Purchased Companies or the Purchased Assets have been timely filed (taking into account applicable extensions) with the appropriate Taxing Authority. Each such Tax Return is true, complete and correct in all material respects. All material Taxes required to be paid by or with respect to the Purchased Companies or the Purchased Assets have been timely paid to the appropriate Taxing Authority.
(b)There have been no investigations, inquiries, examinations or audits of any material Tax Returns or reports filed by or with respect to any Purchased Company or with respect to any Purchased Asset by any Taxing Authority and there is no claim, audit, suit proceeding or investigation now or pending, in writing, against or with respect to any Purchased Company or any Purchased Asset in respect of any Tax.
(c)All Taxes required to have been withheld or collected by the Purchased Companies or with respect to the Purchased Assets, including sales and use Taxes,

employment and payroll related Taxes and withholding Taxes, have been timely withheld or collected.
(d)No Purchased Company (i) is a party to or bound by any Tax Sharing Agreement with any person who is not a Purchased Company or (ii) has any Liability for Taxes of any person or entity (other than another Purchased Company) by reason of Applicable Law (including under Treasury Regulation Section 1.1502-6 or any similar provision of sale, local or non-U.S. law) or otherwise as a result of filing Tax Returns on a consolidated, combined, unitary or similar basis, Tax Sharing Agreement, or transferee or successor liability.
(e)No Purchased Company has participated in a listed transaction within the meaning of Treasury Regulations Section 1-6011-4(b)(2).
(f)None of the Purchased Companies or the Purchased Assets (i) is the subject of or bound by any closing agreement, private letter ruling, or similar ruling or agreement with respect to Taxes with any Taxing Authority, or has any pending request for any such agreement or ruling, or (ii) has received or been the subject of any discretionary relief, exemption, holiday or other benefit related to Taxes from any Taxing Authority.
(g)There is no waiver in effect of any statute of limitations for any assessment or deficiency in respect of Taxes of any Purchased Company or Taxes with respect to any Purchased Asset, and there is no extension of time in effect to file any Tax Return of any Purchased Company or with respect to any Purchased Asset and no request for any such waiver or extension is pending, in each case, outside the ordinary course and for no more than six (6) months.
(h)No Purchased Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date (in each case where there is a reference to the Code or Treasury Regulations, including any corresponding or similar provision of state, local or non-U.S. income Tax law): (A) a “closing agreement” as described in Section 7121 of the Code; (B) an installment sale or open transaction; (C) a prepaid amount or deferred revenue; (D) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19; (E) a change in the accounting method of any Purchased Company pursuant to Section 481 of the Code; (F) use of an improper method of accounting; or (G) any inclusion under Section 951(a) of the Code attributable to (1) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code determined as if the relevant taxable years ended on the Closing Date or (2) any inclusion under Section 965 of the Code, determined without regard to any election pursuant to Section 965(h) of the Code.
(i)During the two-year period ending on the date of this Agreement, no Purchased Company was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(j)No Purchased Company has elected, through action or inaction, to benefit from any payroll tax relief, including tax credits and tax deferrals, under any COVID-19 Measures.

(k)The Company is not, and was not, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.
(l) There are no Liens for material Taxes upon the Purchased Companies or the Purchased Assets, other than Permitted Liens.
(m)No Purchased Company has (or has had) a permanent establishment or is treated (or has been treated) as a resident for any Tax purpose in any jurisdiction other than the country of its formation. Neither Seller nor any Purchased Company has received notice of any claim by a Taxing Authority in a jurisdiction where it has not filed a Tax Return claiming that any Purchased Company or any Purchased Asset is or may be subject to taxation in such jurisdiction.
(n)None of the Purchased Assets is treated, or required to be treated, as held in an arrangement requiring a Tax Return for partnership income Taxes to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code, and no transfer of any part of the Purchased Assets pursuant to this Agreement will be treated as a transfer of an interest or interests in any partnership for U.S. federal income tax purposes.
(o)The Seller for U.S. federal income tax purposes is not a foreign person for purposes of Section 1445(b)(2) of the Code.
Section 1.26.Business Intercompany Contracts.
(a)Section 3.26(a) of the Disclosure Schedule sets forth all Business Intercompany Contracts.
(b)Other than those agreements related to ordinary course employment, compensation or incentive arrangements pursuant to an employee benefit plan, no officer, director of Seller or any of its or their respective Affiliates (including any Purchased Company) is a party to any agreement, commitment or transaction with any of the Purchased Companies or the Business or has any material interest in the Business or any Purchased Asset.
(c)Section 3.26(c) of the Disclosure Schedule sets forth a true and complete list of all Shared Contracts that are Purchased Assets.
(d)Section 3.26(d) of the Disclosure Schedule sets forth a true and complete list of all Shared Contracts that are Excluded Assets.
Section 1.27.Bank Accounts. Section 3.27 of the Disclosure Schedule contains a complete and correct list of the names and locations of all banks or other financial institutions in which any Purchased Company has an account or safe deposit box, the identity of each such account or safe deposit box by account number at such financial institutions, and the names of all Persons authorized to draw thereon or to have access thereto and all authorized signatories on such accounts or safe deposit boxes.
Article 4
Representations and Warranties of Buyer
Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

Section 1.01.Existence and Power. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.
Section 1.02.Authorization. (a) The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby are within the organizational powers of Buyer and have been duly authorized by all necessary organizational action on the part of Buyer.
(b)Buyer has duly executed this Agreement and, assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject, in the case of enforceability, to the Enforceability Exception.
Section 1.03.Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act and any other Governmental Authority in connection with the Required Regulatory Approvals, (b) the filing of applications and notices with, and receipt of approvals, licenses, or consents of, the Governmental Authorities set forth on Section 3.03 of the Disclosure Schedule and (c) any actions or filings, the absence of which would not reasonably be expected, individually or in the aggregate, to materially impair Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby.
Section 1.04.Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer or its Affiliates is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the organizational documents of Buyer; (b) assuming compliance with the matters referred to in Section 4.03, violate any material Applicable Law or (c) result in the creation or imposition of any Lien on any asset of Buyer, except for any Permitted Liens, with such exceptions, in the case of clauses (b) and (c), as would not reasonably be expected, individually or in the aggregate, to materially impair Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby prior to the End Date or any other Transaction Document to which Buyer or any of its Affiliates is a party or the ability of Buyer to timely comply with its obligations hereunder or thereunder.
Section 1.05.Financing. Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder and the other Transaction Documents and Buyer acknowledges and agrees that the availability of funds shall not be a condition to the obligation of Buyer to consummate the transactions contemplated hereby or thereby.
Section 1.06.Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.
Section 1.07.Litigation. As of the date of this Agreement, there is no Action pending against, or to the knowledge of Buyer threatened in writing against or affecting, Buyer or any of its Affiliates which in any manner challenges or seeks to prevent, enjoin or materially alter or delay the transactions contemplated by this Agreement.
Section 1.08.Finders’ Fees. There is no investment banker, broker, finder or other intermediary that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of Buyer.
Article 5
Covenants of Seller
Seller agrees that:
Section 1.01.Conduct of the Business. From the date hereof until the Closing Date, except as set forth in Section 5.01 of the Disclosure Schedule and except as may be approved in advance by Buyer in writing (such approval not to be unreasonably delayed, conditioned or withheld), or as is otherwise expressly contemplated or required by this Agreement or the other Transaction Documents or as undertaken in connection with or pursuant to the Restructuring, or as required by Applicable Laws or for COVID-19 Actions, Seller shall use reasonable best efforts to conduct the Business in the ordinary course consistent with past practice in all material respects and shall not, and Seller shall not permit any of the Seller Parties to, with respect to the Business, the Purchased Assets or the Assumed Liabilities, as applicable:
(a)amend in any material respect the organizational or governing documents of any Purchased Company;
(b)(i) split, combine or reclassify any equity interests of any Purchased Company or make any other change in the capital structure of any of the Purchased Companies or (ii) declare, set aside or pay any dividend or other distribution, other than (x) cash dividends or other cash distributions by a Purchased Company to any other Purchased Company or Seller or any Retained Subsidiary and (y) as may facilitate the settlement or elimination of Intercompany Accounts;
(c)issue, grant or sell (or commit to issue, grant or sell) (i) any equity interests of any Purchased Company to any Person (other than to any other Purchased Company, Seller or any Retained Subsidiary) or (ii) any securities, notes or other obligations convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any such equity interests;
(d)acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than assets that would constitute Excluded Assets;
(e)incur any capital expenditures in respect of the Business, except for (i) capital expenditures not to individually exceed $1,000,000, (ii) capital expenditures not to exceed $3,000,000 above the 2021 capital expenditure budget for the Business made available to Buyer prior to the date hereof in Index 2.3.2.3.1 of the virtual data room in the aggregate and (iii) amounts to be paid in full prior to the Closing;
(f)sell, lease, license or otherwise transfer, or create or incur any Lien on, any of the assets or properties of the Business, other than (i) in the ordinary course of business consistent with past practice (including any related assumed indebtedness) and (ii) sales of assets or properties with a sale price (including any related assumed indebtedness) that does not exceed $3,000,000 individually;
(g)create or allow the Business to create, incur, assume or guarantee any Indebtedness in an amount greater than $5,000,000;
(h)except as required by Applicable Law, (i) enter into any agreement or arrangement that, if entered into prior to the date hereof, would be a Contract required to be disclosed by Section 3.12 or (ii) enter into, amend or modify in any material respect or terminate any Contract required to be disclosed by Section 3.12, in each case other than in the ordinary course of business consistent with past practice;
(i)other than as required by the terms of any Seller Plan or Company Plan as in effect on the date hereof or Applicable Law, (A) materially increase the compensation of any Business Employee, (B) materially increase the benefits of any Business Employee, or (C) establish, adopt or materially amend any Collective Bargaining Agreement, except, in each case (x) in line with (i) annual base compensation increases of less than 5% in the aggregate for all Business Employees in the ordinary course of business consistent with past practice and (ii) increases in benefits that do not increase the cost to the Purchased Companies of such benefits by more than 5% in the aggregate, and (y) with respect to any Seller Plan, any adoption of or amendment thereto that is generally applicable to Seller employees;
(j)(i) hire any new Business Employee earning annual base compensation of more than $200,000 (or local currency equivalent), except as may be necessary to fill vacant positions or (ii) terminate the employ of any Business Employee earning annual base compensation of more than $200,000 (or local currency equivalent) other than for cause;
(k)change the Business’s methods of accounting, except as required by changes in GAAP or other Applicable Law;
(l)make, change, or revoke any material Tax election or method of Tax accounting or settle or compromise any material Tax claim, audit or assessment or enter into any closing agreement with respect to material Taxes, or file any material amended Tax return; except, in each case, in the ordinary course of business;
(m)settle, or offer or propose to settle, any Action relating to the Business involving more than $1,000,000 individually or $3,000,000 in the aggregate, except where such settlement or compromise provides solely for monetary damages to be paid in full by Seller;
(n)propose or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization with respect to the Purchased Companies or otherwise relating to the Business;
(o)abandon or fail to renew or maintain any material Owned Business Intellectual Property Rights, in each case, other than abandonment or failure to renew or maintain Intellectual Property Rights that, based on Seller’s good faith judgment in the ordinary course of business consistent with past practice, are no longer used in or no longer useful to the Business;
(p)fail to maintain any material license, authorization, permission, registration, consent, approval or waiver required to operate the Business or agree to any material amendment or condition to any such license, authorization, permission, registration, consent approval or waiver; or
(q)agree, resolve or commit to do any of the foregoing.
Section 1.02.Access to Information; Confidentiality. (a) From the date hereof until the Closing Date, Seller will (i) give, and will cause the Seller Parties to give, Buyer and its Representatives full access to the offices, properties, books and records of the Business and to the books and records of Seller relating to the Business, (ii) furnish, and will cause the Seller Parties to furnish, to Buyer and its Representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (iii) instruct the Representatives of Seller or any of the Seller Parties to cooperate with Buyer in its investigation of the Business. Notwithstanding the foregoing, in connection with such access, Buyer shall not conduct or cause to be conducted any sampling, testing or other invasive investigation of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. Notwithstanding the foregoing, Buyer shall not have access to personnel records of the Business Employees relating to individual performance or evaluation records, medical histories or other information which in Seller’s good faith opinion is sensitive or the disclosure of which could subject any of the Seller Parties, Seller or any of Seller’s Affiliates to risk of liability. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller hereunder.
(b)After the Closing, Seller and its Affiliates will hold, and will use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Business, except to the extent that such information can be shown to have been (i) in the public domain through no fault of Seller or its Affiliates or (ii) later lawfully acquired by Seller from sources other than those related to its prior ownership of the Business. The obligation of Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.
(c)On and after the Closing Date, Seller will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller or any of its Affiliates. Buyer shall bear all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

Section 1.03.Resignations. To the extent requested in writing by Buyer, prior to the Closing, Seller will deliver to Buyer the resignations (or evidence of removal) of all officers and directors of the Purchased Companies who will be officers, directors or employees of Seller or any of its Affiliates after the Closing Date from their positions with any of the Purchased Companies at or prior to the Closing Date, in each case effective as of the Closing.
Section 1.04.Noncompetition. (a) Seller agrees that for a period of two years after the Closing Date, neither it nor any of its Affiliates shall:
(i)engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, in any business that competes with the Business as it exists on the Closing Date; provided that nothing herein shall prohibit (x) the acquisition by Seller or any of its Affiliates of a diversified company having not more than 10% of its sales (based on its latest published annual audited financial statements) attributable to activities that compete with the Business or (y) owning less than five percent of the outstanding publicly-traded securities of any Person so long as such ownership is a passive investment; or
(ii)employ or solicit, or receive or accept the performance of services by, any Business Employee having a title of Director or above as of the date hereof or as of the Closing Date; provided that the foregoing restriction shall not apply to (A) generalized searches for employees through media advertisements of general circulation, employment search firms, online job boards, open job fairs or other similar means which are not specifically targeted at such employees or hiring any person that responds to the same; (B) any such employee whose employment is terminated by Buyer or any of its Affiliates (including the Purchased Companies) from and after the date of such termination; or (C) any such employee who voluntarily ceases employment with Buyer or its Affiliates (including the Purchased Companies) from and after the earlier to occur of (I) the date that is two years following the Closing Date and (II) the date that is six months following the cessation of such employee’s employment with Buyer or its Affiliates (including the Purchased Companies).
(b)If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law. Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Seller of this Section, and Seller consents to the entry thereof.

Section 1.05.Termination of Intercompany Agreements; Settlement of Intercompany Accounts. (a) Seller shall (and shall take any and all actions necessary to) terminate any Contract between the Business, on the one hand, and the Retained Business, on the other hand (each of the foregoing Contracts, a “Business Intercompany Contract”), except (x) for those Contracts listed in Section 5.05(a) of the Disclosure Schedule and the Transactions Documents and (y) such agreements expressly provided in or expressly contemplated by the Transaction Documents.
(b)Seller shall take all actions necessary to cancel, pay or otherwise settle all intercompany balances between the Business, on the one hand, and the Retained Business, on the other hand, in existence as of immediately prior to the Closing (collectively, the “Intercompany Accounts”) to be settled such that, as of the Closing, there are no Intercompany Accounts outstanding, except for those Intercompany Accounts set forth in Section 5.05(b) of the Disclosure Schedule.
Section 1.06.Exclusivity. (a) From the date hereof until the Closing, each of the Seller Parties shall not, and shall permit or direct its Affiliates and its and their respective Representatives not to, (i) initiate, solicit, enter into or continue discussions, negotiations or transactions with, or respond to any inquiries or proposals by, any Person with respect to, provide any non-public information or data concerning the Business, the Purchased Companies or the Purchased Assets to any Person relating to, an Acquisition Proposal (other than to inform such Person of the Company’s obligations pursuant to this Section 5.06), (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or (iv) resolve or agree to do any of the foregoing.
(b)From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article 12, each of the Seller Parties shall, and shall cause its Affiliates and its and their respective Representatives to, cease all existing solicitations, discussions and negotiations with any Persons (other than Buyer and its Affiliates and Representatives) and request the return or destruction of any due diligence materials provided to any Person (other than Buyer and its Affiliates and Representatives) with respect to any Acquisition Proposal.
(c)“Acquisition Proposal” means any transaction or proposed transaction or series of related transactions involving (i) any direct acquisition or purchase by any person or “group” (as defined under Section 13(d) of the Exchange Act) of any equity or voting securities of the Purchased Companies, (ii) any sale or disposition of the Purchased Assets or the Business (other than sale of assets in the ordinary course of business consistent with past practice or as otherwise permitted pursuant to Section 5.01) to any person or “group” or any transaction or series of related transactions that have substantially similar economic effects or (iii) any consolidation, merger, business combination, spin-off, split-off, dissolution or similar transaction with respect to the Purchased Companies or the Business, in each such case, in which Buyer (or any Affiliate thereof) does not participate.

Section 1.07.Business Records. Seller shall use its commercially reasonable efforts to deliver, or cause to be delivered, to Buyer at the Closing the Business Records that are not located on the properties of the Company or its Subsidiaries.
Section 1.08.Data Room. Seller shall use its commercially reasonable efforts to deliver, or cause to be delivered, to Buyer at the Closing an electronic copy of all the documents contained in the virtual data room as of three Business Days prior to the Closing on CD, DVD-ROM or USB drive; provided, however, if Seller is unable to deliver such copy at the Closing, Seller shall deliver such copy no later than two Business Days following the Closing Date.
Article 6
Covenants of Buyer
Buyer agrees that:
Section 1.01.Confidentiality. All information provided or made available to Buyer and its Affiliates or any of their respective Representatives pursuant to any of the Transaction Documents or in connection with any of the transactions contemplated thereby, whether provided prior to or after the date hereof, shall be subject to the Confidentiality Agreement. The Confidentiality Agreement shall terminate at the Closing only with respect to that portion of the Evaluation Material (as defined in the Confidentiality Agreement) as relates to the Purchased Companies, the Purchased Assets, the Assumed Liabilities and the Business and otherwise shall continue in full force and effect following the Closing. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms; provided, however, that notwithstanding anything to the contrary contained therein, nothing shall prohibit any disclosure made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby.
Section 1.02.Non-Solicitation. (a) Buyer agrees that for a period of two years after the Closing Date, neither it nor any of its Affiliates (including the Purchased Companies) shall employ or solicit, or receive or accept the performance of services, by any employee of the Retained Business having a title of Director or above as of the date hereof or as of the Closing Date; provided that the foregoing restriction shall not apply to (A) generalized searches for employees through media advertisements of general circulation, employment search firms, online job boards, open job fairs or other similar means which are not specifically targeted at such employees or hiring any person that responds to the same; (B) any such employee whose employment is terminated by Seller or any of its Affiliates from and after the date of such termination; or (C) any such employee who voluntarily ceases employment with Seller or its Affiliates from and after the earlier to occur of (I) the date that is two years following the Closing Date and (II) the date that is six months following the cessation of such employee’s employment with Seller or its Affiliates.
(b)If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law. Buyer acknowledges that Seller would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Seller for any such breach. Buyer agrees that Seller shall be entitled to injunctive relief requiring specific performance by Buyer of this Section, and Buyer consents to the entry thereof.
Section 1.03.Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the Closing, Buyer agrees that it is not authorized to and shall not, and shall not permit any of its Affiliates or any of its or their respective Representatives to, contact any employee, client, supplier, vendor, global distribution system provider, collaboration partner or other material business relation of the Business regarding the Business or the transactions contemplated by this Agreement, without the prior written consent of Seller; provided that nothing in this Section 6.03 shall be deemed to prohibit communications with any such Persons in the ordinary course of business consistent with past practice.
Section 1.04.Directors and Officers. (a) From and after the Closing until the sixth anniversary thereof, Buyer shall cause the Purchased Companies to maintain in effect and continue to provide to the fullest extent permitted by Applicable Law all rights to indemnification, advancement of expenses, exculpation and other limitations on liability currently existing in favor of any current or former Representative of the Purchased Companies (collectively, such Representatives, the “D&O Indemnitees”) with respect to liability arising out of or pertaining to matters existing or occurring at or prior to the Closing, and in no event on terms less favorable than those contained in the organizational or constitutional documents of the Purchased Companies in effect on the date of this Agreement.
(b)In the event that Buyer, any of the Purchased Companies or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then in each such case, proper provision shall be made so that the successors and assigns of Buyer or the applicable Purchased Company, as the case may be, shall succeed to and be bound by the obligations set forth in this Section 6.04.
(c)The obligations of Buyer under this Section 6.04 shall not be terminated or modified in such a manner as to materially and adversely affect any D&O Indemnitee to whom this Section 6.04 applies without the written consent of such affected D&O Indemnitee (it being expressly agreed that each D&O Indemnitee shall be a third-party beneficiary of this Section 6.04).
Section 1.05.Access. On and after the Closing Date, Buyer will cause the Purchased Companies to afford promptly to Seller and its agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date.
Section 1.06.Trademark Phase Out. As soon as reasonably practicable (and in any event within six months after the Closing Date), Buyer shall (and shall cause the

Purchased Companies to) (i) cease any and all use of the Seller Names and Marks, (ii) cause each of its Affiliates whose corporate, trade or other names include any of the Seller Names and Marks to change its name to remove such Seller Names and Marks from such name and (iii) remove, conceal, cover, redact and/or replace such Seller Names and Marks from any and all Purchased Assets and any other assets and materials under the control or possession of the Purchased Companies that contain the Seller Names and Marks (it being understood that (1) Buyer and the Purchased Companies shall be permitted to sell any inventory of products of the Business existing as of the Closing Date to the extent bearing the Seller Names and Marks as of the Closing Date for the shorter of three additional months or until such inventory is depleted (and in any event no longer than nine months after the Closing Date) and (2) nothing herein shall prevent, restrict or otherwise limit Buyer or the Purchased Companies from (A) stating the historical relationship between the Business and Seller for informational purposes (and in a non-trademark manner) and with reasonable notices, indications or legends indicating that Seller and its Affiliates are no longer affiliated with the Business, or (B) making any use of the Seller Names and Marks that (x) would constitute “fair use” or otherwise not be prohibited under Applicable Law if such use were made by a third party, or (y) is otherwise required under Applicable Law).

Article 7
Covenants of Buyer and Seller
Buyer and Seller agree that:
Section 1.01.Reasonable Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, Buyer and Seller will use their respective reasonable best efforts to take, or cause to be taken (including by their respective Affiliates), all actions and to do, or cause to be done (including by their respective Affiliates), all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Seller and Buyer agree, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Company and each Subsidiary, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
(b)In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (ii) make any and all required filings with respect to the transactions under any applicable foreign Governmental Authorities as soon as reasonably practicable and to supply as promptly as practicable any additional information and documentary material that may be requested by any such Governmental Authority in connection with any such filings.
(c)Notwithstanding Section 7.01(a) and Section 7.01(b) or any other provision in this Agreement, in no event shall Buyer be obligated to, nor may Seller agree to (without Buyer’s prior written consent) take any of the following actions if such actions, individually or in the aggregate, would materially impair the anticipated benefits of the transactions contemplated hereby, taken as a whole, to Buyer: (i) offer, accept or agree, or commit to agree, to, in any manner or form (including by consent decree, hold separate order, mitigation agreement or order or otherwise), any Remedies as a condition to obtaining any necessary actions or non-actions, waivers, consents, approvals or authorizations under the HSR Act or from any of the Governmental Authorities in connection with the Required Regulatory Approvals, or (ii) defend, commence or prosecute any judicial or administrative action or similar proceeding instituted (or threatened to be instituted) by any Person under the HSR Act or any other Applicable Law or seek to have any stay, restraining order, injunction or similar order entered by any Governmental Authority vacated, lifted, reversed, or overturned.
Section 1.02.Certain Filings. Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
Section 1.03.Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement without the other party’s consent (not to be unreasonably withheld, conditioned or delayed).
Section 1.04.Notices of Certain Events. Each party shall promptly notify the other party hereto of each of the following events if such event occurs prior to the Closing:
(a)any material written notice or other material written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (to the extent notification thereof is permitted by such Governmental Authority); and
(b)any matter that would reasonably be expected to cause the conditions to the other party’s obligations to close set forth in Article 10 not to be satisfied.
provided, however, that the delivery of any notice pursuant to this Section 7.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.
Section 1.05.Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privileges. (a) Buyer waives and agrees not to assert, and agrees to cause its Affiliates (including, after the Closing, the Purchased Companies) to waive and not to assert, any conflict of interest or other objection arising out of or relating to the representation, after the Closing, of Seller or any of its Affiliates or any shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving or relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby (the “Post-Closing Representation”), by any legal counsel currently representing Seller or any of its Affiliates, including the Purchased Companies, in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby (such representation through Closing, the “Current Representation”).
(b)Buyer waives and agrees not to assert, and agrees to cause its Affiliates (including, after the Closing, the Purchased Companies) to waive and not to assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer or any of its Affiliates, and following the Closing, with the Purchased Companies, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege under such circumstances shall be retained by Seller; provided that the foregoing waiver and acknowledgment of retention shall not extend to any communication not involving the Current Representation, or to communications with any Person other than the Designated Persons and their advisors.
(c)Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Purchased Companies) agrees that no communications (including email or other written communications) subject to attorney-client privilege in connection with the Current Representation shall be subject to disclosure, directly or indirectly, to Buyer or any Person acting on behalf of Buyer, and the Purchased Companies shall, without the necessity of further documentation of transfer, be deemed to have irrevocably assigned and transferred to Seller the attorney-client privilege and expectation of client confidence with respect to all such communications, and all books and records and other documents of the Purchased Companies containing any such advice, communication or other materials, and the same shall be controlled by Seller and shall not be claimed by, and no copies shall be retained by, Buyer or the Purchased Companies.
(d)Nothing in this Section 7.05 is intended to or shall be deemed to operate as a waiver of any applicable privilege or protection that could be asserted to prevent disclosure of any confidential communication by any legal counsel currently representing Seller, any of its Affiliates or the Purchased Companies.
(e)Seller and Buyer agree to take, and to cause their respective Affiliates to take, all steps reasonably necessary to implement the intent of this Section 7.05.
Section 1.06.Business/Non-Business Assets. In the event that at any time, or from time to time, after the Closing Date, Seller on the one hand or Buyer on the other, or any of their respective Affiliates (including, with respect to Buyer, any Purchased Company), shall receive or otherwise possess any Asset (including Cash) or any Liability that should belong to another Person pursuant to this Agreement, such Person shall promptly transfer, or cause to be transferred, such Asset or Liability to the Person so entitled thereto or responsible therefor and such Person shall accept such Asset or assume such Liability (for no additional consideration). Prior to any such transfer in accordance with this Section 7.06, the Person receiving or possessing such asset or

Liability shall, subject to Section 2.06, hold such Asset or Liability in trust for the use and benefit and burden of such other Person entitled thereto or responsible therefor.
Section 1.07.Intellectual Property Licenses.
(a)With respect to any Intellectual Property Rights (other than any Trademarks) owned or otherwise licensable by Seller or its Subsidiaries (other than the Purchased Companies) as of the Closing which are included in the Excluded Assets and have been used or held for use in or otherwise practiced or exploited by the Business on or prior to the Closing (“Business Intellectual Property Rights Licensed to Buyer”), effective from and after the Closing, Seller (on behalf of itself and its Subsidiaries) hereby grants to Buyer and its Subsidiaries (including the Purchased Companies) a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable (except as provided in Section 7.07(c)), non-sublicensable (except as provided in Section 7.07(d)) license under such Intellectual Property Rights to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise commercially exploit products and services solely in connection with the operation and exploitation of the Business as conducted as of the Closing and any natural evolutions or extensions thereof.
(b)With respect to any Owned Business Intellectual Property Rights (other than any Trademarks) that have been used or held for use in or otherwise practiced or exploited by the Retained Business on or prior to the Closing, effective from and after the Closing, Buyer (on behalf of itself and its Subsidiaries, including the Purchased Companies) hereby grants to Seller and its Subsidiaries a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable (except as provided in Section 7.07(c)), non-sublicensable (except as provided in Section 7.07(d)) license under such Intellectual Property Rights to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise commercially exploit products and services solely in connection with the operation and exploitation of the Retained Business as conducted as of the Closing and any natural evolutions or extensions thereof.
(c)Notwithstanding the assignment provision in Section 13.05, Buyer or Seller may assign the licenses granted to such Person set forth in this Section 7.07 in whole or in part in connection with a merger, consolidation or sale of all or substantially all of, or any portion of the assets of, in the case of Buyer, the Business or, in the case of Seller, the Retained Business.
(d)Buyer and Seller may sublicense the licenses granted to such Person set forth in this Section 7.07 to (i) its respective vendors, consultants, contractors and suppliers, in connection with the provision of services to, in the case of Buyer, the Business or, in the case of Seller, the Retained Business, and (ii) its respective distributors, customers and end-users, in connection with the distribution, licensing, offering and sale of the current and future products and services of, in the case of Buyer, the Business or, in the case of Seller, the Retained Business.
(e)The licenses granted in this Section 7.07 are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” (as defined under Section 101 of the United States Bankruptcy Code), and Buyer and Seller will retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code (or any similar foreign Applicable Law) with respect thereto. For the avoidance of doubt, this Section 7.07 shall survive in perpetuity.

Section 1.08.Supply Agreements and Services Agreements.
(a)From the date hereof until the earlier of (i) ninety (90) days following the date hereof and (ii) the Closing (such earlier date, the “Negotiation Outside Date”), the parties shall, in good faith, use their respective commercially reasonable efforts to negotiate and agree upon a long-form version of (i) each Supply Agreement contemplated by the Supply Agreement Term Sheets (each such agreement, a “Supply Agreement”), (ii) each Services Agreement contemplated by the Services Agreement Term Sheets (each such agreement, a “Services Agreement”) and (iii) the Stafford Sublease contemplated by the Stafford Sublease Term Sheet (the “Stafford Sublease”), in each case, the terms and conditions of which, unless mutually agreed otherwise, shall be consistent with, and include the terms agreed upon in, the applicable Supply Agreement Term Sheet, Services Agreement Term Sheet or the Stafford Sublease Term Sheet. The parties agree that the Supply Agreement Term Sheets, Services Agreement Term Sheets and Stafford Sublease Term Sheet contain all material terms necessary to the transactions contemplated thereby.
(b)Each party shall designate one individual to serve as the project leader with respect to the negotiation of the long-form Supply Agreements and Services Agreements (each, a “Project Leader”). The Project Leader for Buyer shall be Lawrence Schubert and the Project Leader for Seller shall be Michael Schuler. Without limitation to Section 7.08(c) or Section 7.08(d), in the event that either party identifies a significant open issue related to the negotiation of any long-form Supply Agreement or Services Agreement or the long-form Stafford Sublease, such party may submit the issue to the Project Leaders, who shall promptly discuss and, in good faith, use their respective commercially reasonable efforts to resolve the issue.
(c)To the extent that any long-form Supply Agreement or Services Agreement or the long-form Stafford Sublease is not (i) finalized by the Negotiation Outside Date or (ii) executed and delivered by the parties thereto at the Closing, (A) the applicable Supply Agreement Term Sheet, Services Agreement Term Sheet or Stafford Sublease Term Sheet shall be (x) binding on the parties thereto from and after the Closing and (y) deemed for all purposes hereunder and under the other Transaction Documents to be the applicable Supply Agreement or Services Agreement or Stafford Sublease, as applicable, and (B) the parties shall, and shall cause their applicable Affiliates to, perform the terms set forth in the applicable Supply Agreement Term Sheet or Services Agreement Term Sheet or Stafford Sublease, as applicable, from and after the Closing (it being understood that the parties shall continue to use good faith efforts to negotiate and agree upon long-form versions as promptly as reasonably practicable following the Negotiation Outside Date).
(d)For the avoidance of doubt, neither the failure by the parties to agree upon a long-form version of any Supply Agreement or Services Agreement or the Stafford Sublease nor any failure of the parties (or the Project Leaders) to resolve any open issues related thereto shall (i) constitute a breach of this Agreement or a failure to achieve a condition precedent for the Closing or (ii) give rise to a right of either party to terminate this Agreement.
Section 1.09.Transition Services Agreement and Reverse Transition Services Agreement. The parties hereto acknowledge and agree that the exhibits to the Transition Services Agreement and Reverse Transition Services Agreement contain all material services necessary to the transactions contemplated hereby and thereby. From the date hereof until the Closing, the parties shall cooperate in good faith to finalize any items in such exhibits that are open as of the date hereof (it being understood that the failure by the parties to finalize any open items contained therein shall not (a) constitute a breach of this Agreement or a failure to achieve a condition precedent for the Closing or (b) give rise to a right of either party to terminate this Agreement).

Article 8
Tax Matters
Section 1.01.Preparation of Tax Returns and Payment of Taxes.
(a)Seller shall prepare and timely file, or shall cause to be prepared and timely filed, any Tax Return that is required to be filed by or with respect to a Purchased Company on or prior to the Closing Date (a “Pre-Closing Separate Tax Return”) and any Tax Return filed on an affiliated, consolidated, unitary or similar basis that includes a Purchased Company, on one hand, and Seller or an affiliate of Seller other than the Purchased Company, on the other hand (a “Seller Group Return”). All Pre-Closing Separate Tax Returns and Seller Group Returns will be prepared in a manner consistent with the applicable Purchased Company’s past practices and this Agreement (including that they shall reflect all applicable Transaction Tax Deductions), except as otherwise required by Applicable Law. With respect to any Pre-Closing Separate Tax Return prepared by Seller that could reasonably be expected to result in an indemnification obligation of Buyer pursuant to this Agreement, Seller shall deliver or cause to be delivered to Buyer for its review and comment such Pre-Closing Separate Tax Return. Seller shall consider in good faith any reasonable comments received from Buyer no later than 10 calendar days after receiving such Pre-Closing Separate Tax Return from Seller. For the avoidance of doubt, nothing included in this Section 8.01(a) shall give Buyer the right to review or comment on a Seller Group Return.
(b)Except for any Tax Return required to be prepared by Seller pursuant to Section 8.01(a), Buyer shall prepare or cause to be prepared all Tax Returns, at Buyer’s sole cost and expense, with respect to each Purchased Company. With respect to any Tax Return prepared by Buyer that could reasonably be expected to result in an indemnification obligation of Seller pursuant to this Agreement, Buyer shall deliver or cause to be delivered to Seller for its review and comment such Tax Return (x) with respect to income Tax Returns, at least 30 calendar days prior to the due date for filing such Tax Return (taking into account applicable extensions), and (y) with respect to non-income Tax Returns, as soon as reasonably practicable. Buyer shall reflect any reasonable comments received from Seller no later than 10 calendar days prior to the due late thereof (taking into account applicable extensions) with respect to any such Tax Return and shall not file any such Tax Return without Seller’s consent, such consent not to be unreasonably withheld, conditioned or delayed.
(c)The party hereto required under Applicable Law to file a Tax Return governed by this Section 8.01 shall pay (or cause to be paid) to the proper Taxing Authority (or to any Affiliate for payment to the proper Taxing Authority, as applicable) the Tax shown as due on any such Tax Return. If Buyer (or an Affiliate thereof, including any Purchased Company following the Closing) is required to make (or cause to be made) a payment to a Taxing Authority for Taxes allocated to Seller under Section 8.02, Seller shall pay the amount of such Taxes to Buyer at least five Business Days prior to the due date for such Taxes. If Seller (or an Affiliate thereof) is required to make a payment to a Taxing Authority for Taxes allocated to Buyer under Section 8.02, Buyer shall pay the amount of such Taxes to Seller at least five Business Days prior to the due date for such Taxes.

Section 1.02.General Allocation Principles. Seller shall be allocated and shall be solely responsible for any Seller Taxes. Buyer shall be allocated and shall be solely responsible for any Taxes, other than Seller Taxes, imposed on or with respect to the Purchased Companies, the Purchased Assets and the Assumed Liabilities.
Section 1.03.Apportionment of Tax Attributes.
(a)Net operating losses, net capital losses, unused foreign tax credits, unused investment credits, excess charitable contributions, unused general business credits, interest carryforwards under Section 163(j) of the Code or any similar Tax asset (together, “Tax Attributes”) arising in a Pre-Closing Tax Period will be allocated to the Purchased Companies and the Seller and Retained Subsidiaries in accordance with the Code, Treasury Regulations, and any applicable state, local and non-U.S. law and the terms of this Agreement, and to the extent not governed by any of the foregoing, the historical practice of such companies, if any, in each case as determined by the Seller in good faith.
(b)Within 120 days after the close of the Tax period in which the Closing Date occurs, Seller shall in good faith provide notice to Buyer in writing of the portion, if any, of Tax Attributes, or other consolidated, combined or unitary attribute which Seller determines shall be allocated or apportioned to the Purchased Companies under Applicable Law. Buyer shall have 30 days from the receipt of such notice to comment on such allocation or apportionment and Seller shall consider in good faith any reasonable comments received from Buyer in such allocation or apportionment. The Retained Subsidiaries and the Purchased Companies shall prepare all Tax Returns in accordance with such written notice as revised to reflect any changes agreed to by Seller and Buyer. In the event of an adjustment to any Tax Attributes or other consolidated, combined or unitary attribute, the party hereto that first becomes aware of such adjustment shall notify the other party hereto of such adjustment within 20 days thereof.
(c)Except as otherwise provided herein and except to the extent otherwise required by Applicable Law, to the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or as a result of an adjustment from a Tax audit, appeals, litigation or proceeding, such reduction or increase shall be allocated to the entity to which such Tax Attribute was allocated pursuant to this Section 8.03.
Section 1.04.Tax Contests.
(a)Each of the Buyer, the Purchased Companies, the Retained Subsidiaries and Seller shall promptly notify the other parties in writing upon the receipt from a relevant Taxing Authority of any notice of a Tax proceeding that could reasonably be expected to give rise to an indemnification obligation of any other party or its Affiliates under this Agreement, affect the Taxes allocated to any other party or its Affiliates pursuant to Section 8.02 or affect the Tax Attributes allocated to any other party or its Affiliates pursuant to Section 8.03 (each a “Tax Contest”); provided that a party’s right to indemnification shall not be limited by a failure to so notify except to the extent that the Indemnifying Party is actually prejudiced by such failure. Such notice shall include a copy of the relevant portion of any correspondence received from the Taxing Authority and shall specify in reasonable detail the basis for such Tax Contest if not readily apparent from such correspondence.
(b)Seller shall have exclusive control over any Tax Contest in respect of any Seller Group Return; provided, that, if any such Tax Contest could impact any Tax liability or Tax item of Buyer or its Affiliates (including the Purchased Companies) after the Closing, Seller shall keep Buyer reasonably informed with respect to the conduct of such Tax Contest.
(c)With respect to Tax Contests relating to any Tax liability allocated to Seller pursuant to Section 8.02 (other than those addressed by Section 8.04(b), which shall be governed by Section 8.04(b) in the event of a conflict between Section 8.04(b) and this Section 8.04(c)), Seller shall control such Tax Contests; provided that (A) the non-controlling party will have the right, at its sole cost and expense, to participate in any such Tax Contest, (B) if the non-controlling party chooses not to participate, the controlling party will provide the non-controlling party with a timely and reasonably detailed account of each stage of such Tax Contest and (C) the controlling party will not settle or compromise any such Tax Contest without the non-controlling party’s prior written consent (not to be unreasonably withheld, conditioned or delayed) (clauses (A), (B) and (C) together, “Non-Controlling Party Rights”)
(d)After the Closing, Buyer shall (at its sole cost and expense) have the right to control any Tax Contest not described in Section 8.04(b) or Section 8.04(c) and any Tax Contest that Seller opts not to control (by declining in writing); provided, however, that, with respect to any such Tax Contest related to Taxes allocated to Seller pursuant to Section 8.02 or Tax Attributes allocated to Seller pursuant to Section 8.03 or relating to Taxes for which Seller or any of its Affiliates (other than a Purchased Company) could otherwise reasonably be expect to be liable under Applicable Law or hereunder, Seller shall have Non-Controlling Party Rights.
Section 1.05.Straddle Tax Period Allocation. For all purposes of this Agreement, in the case of a Straddle Tax Period, (x) the property Taxes and any other periodic Taxes that are not based on income, receipts, services or transactions, including sales, use, withholding, payroll or other employment Taxes allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Tax Period and (y) the amount of all other Taxes (other than Transfer Taxes) for a Straddle Tax Period allocable to the Pre-Closing Tax Period shall be computed as if such Tax period ended as of the close of business on the Closing Date; provided that, for purposes of the determination described in clause (y) above, all applicable Transaction Tax Deductions shall be allocated to the Pre-Closing Tax Period to the extent allowed by Applicable Law.
Section 1.06.Cooperation. Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Companies and Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Assets for a period of at least seven years following the Closing Date. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Companies or the Purchased Assets.
Section 1.07.Post-Closing Actions. From and after the Closing, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not permit any of its Affiliates (including a Purchased Company) to, (a) make any Tax election, change or adopt any method of tax accounting, amend any Tax Return, or waive or extend any statute of limitations for the assessment or collection of any Tax, in each case with respect to any Pre-Closing Tax Period or a Straddle Tax Period, (b) make any Tax election under Section 338 of the Code, or any comparable election under state, local or non-U.S. law, with respect to any Purchased Company, (c) cause any Purchased Company to take any action outside the ordinary course of business on the Closing Date relating to Taxes after the Closing that could reasonably be expected to create a Tax Liability for Seller, (d) carry back any item of loss, deduction, credit or other tax benefit of or in respect of any Purchased Company from any taxable period into any Pre-Closing Tax Period or (e) take any action, omit to take any action or enter into any transaction, merger or restructuring that is reasonably likely to result in an increase in Seller Taxes or the Tax Liability of Seller or a Seller Group or reduction of Tax assets of Seller or a Seller Group.
Section 1.08.Tax Sharing Agreements. Notwithstanding any other provision in the Agreement to the contrary, all Tax Sharing Agreements between any Purchased Company, on the one hand, and any member of the Seller Group (other than the Purchased Companies), on the other hand, shall be terminated prior to the Closing Date and, after the Closing, the Purchased Companies will not be bound thereby or have any Liability thereunder.
Section 1.09.Transfer Taxes. All excise, sales, use, registration stamp, recording, documentary, conveyancing, franchise, value added, property, transfer and similar Taxes (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement (other than Restructuring Taxes) shall be borne by Buyer. The party required by applicable Law to file a Tax Return with respect to such Transfer Taxes will do so within the time period prescribed by Applicable Law, and the Buyer will promptly reimburse Seller for Transfer Taxes so payable upon receipt of written notice that such Transfer Taxes are payable. Buyer and Seller shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes, including by providing each other with any appropriate resale exemption certifications and other similar documentation.
Section 1.10.Taxable Periods. The parties agree that, except as required by Applicable Law, (i) no election shall be made under Treasury Regulations Section 1.1502-76(b)(2)(ii)(D) to ratably allocate items (or make any similar election or ratably allocate items under any corresponding provision of Applicable Law) and (ii) the parties shall not apply the “next day” rule of Treasury Regulations Section 1.1502- 76(b)(1)(ii)(B) (or make any similar election or ratably allocate items under any corresponding provision of Applicable Law) with respect to any of the Transaction Tax Deductions, which shall be reported in accordance with Section 8.01.
Section 1.11.Post-Closing Transaction Bonus Payments and Retention Bonus Payments. In the event Buyer makes payment of any Post-Closing Transaction Bonuses or any Retention Bonuses for which Seller is obligated to reimburse Buyer under Section 9.12 or Section 9.14 of this Agreement, Buyer shall pay to Seller the income Tax benefit actually realized in the taxable year in which any payment of Post-Closing Transaction Bonuses or Retention Bonuses is taken into account for income Tax purposes (the “Applicable Year”), by the Purchased Companies, Buyer or their Affiliates (determined in accordance with this paragraph) associated with the payment by Buyer of the Post-Closing Transaction Bonuses or the Retention Bonuses or, to the extent such income Tax benefit is not actually realized, the amount as otherwise calculated in this Section 8.11. The value of such benefit shall be determined in the first instance by Buyer in its reasonable good faith discretion, supported by an analysis with reasonable detail to be provided to Seller (provided that Buyer shall not be required to disclose facts which it reasonably deems to be confidential, including Buyer consolidated group tax returns).

Buyer’s initial determination of such value shall be equal to the greater of (i), the difference between (x) the amount of U.S. federal income and, as applicable, state, local and non-U.S. income Tax that would have been payable in cash by Buyer or its Affiliates (including any Purchased Company after the Closing) in the absence of such Tax deductions and (y) the amount of such Tax actually payable in cash by Buyer or its Affiliates (including any Purchased Company after the Closing), in each case, in the Applicable Year and (ii) an amount equal to the aggregated amount of the Post-Closing Transaction Bonuses and the Retention Bonuses multiplied by 25% multiplied by 90%. If Seller agrees with Buyer’s determination pursuant to the prior sentence, such determination shall be final for purposes of this section, and, if Seller does not agree with such determination, the amount determined pursuant to clause (ii) of the prior sentence shall be the final determination for purposes of this section. Payment of such finally determined amount shall be made to the Seller within 30 days after a final determination of the value of such benefit.
Section 1.12.Conflicts. In the event of a conflict between the provisions of this Article 8 and any other provisions of this Agreement, the provisions of this Article 8 shall control.
Article 9
Employee Benefits
Section 1.01.Continued Employment of Business Employees.
(a)Continuing Employees. As of immediately following the Closing, the following Business Employees shall be employed by Buyer or its Affiliates (including the Purchased Companies) (such Business Employees, the “Continuing Employees”):
(i)Purchased Company Employees that remain employed by a Purchased Company on the Closing Date;
(ii)Automatic Transfer Employees; and
(iii)any Specified Employee who accepts an offer of employment made by any Purchased Company (or, to the extent applicable, Buyer or any of its Affiliates).
(b)Offers of Employment.
(i)Seller shall, in consultation with Buyer, not less than 15 Business Days prior to the Closing Date, cause a Purchased Company to make Suitable Offers of Employment to each Specified Employee. Each such offer of employment, and acceptance of such offer, shall become effective upon the Closing Date. Seller shall update Section 3.23 of the Disclosure Schedule from time to time prior to Closing (but no later than 15 Business Days prior to the Closing Date) to remove terminated Specified Employees and to include each additional employee hired by Seller or its Affiliates after the date of this Agreement either (A) to replace a Specified Employee listed on Section 3.23 of the Disclosure Schedule; or (B) in the ordinary course of business consistent with past practice to primarily provide services to the Business.
(ii)A “Suitable Offer of Employment” for the purpose of this Section 9.01(b) shall mean an offer of employment:

(A)valid under the Applicable Laws of the jurisdiction where the relevant Business Employee provides services to the Business;
(B)subject to the consummation of the Closing;
(C)on terms and conditions of employment that are in aggregate no less favorable than the terms and conditions applicable immediately prior to Closing including with respect to position, job location, seniority and remuneration consistent with this Article 9, (or such greater terms and conditions of employment as may be required by Applicable Law); and
(D)requiring the relevant individual to resign from his position with Seller or any of its Affiliates (other than a Purchased Company) as of the start date of employment with a Purchased Company.
(iii)Where the employment of any Automatic Transfer Employee does not by operation of Applicable Law transfer to Buyer or any of its Affiliates (including a Purchased Company) upon Closing, Buyer (or any of its Affiliates) shall make an offer of employment to such Automatic Transfer Employee on terms and conditions that are no less favorable than the terms and conditions of employment applicable to such Automatic Transfer Employee immediately prior to Closing, and require the relevant individual to resign from his or her employment with Seller or any of its Affiliates (other than a Purchased Company) with effect from the date on which such employment with Buyer or its Affiliate commences.
(iv)The parties hereto intend that the transactions contemplated by the Transaction Documents shall not result in a termination of employment triggering severance payments, severance indemnity or other separation benefits for any Business Employee. In the case of a Business Employee who is entitled to severance payments, severance indemnity or other separation benefits as a result of the transactions contemplated by the Transaction Documents (including as a result of such Business Employee rejecting a Suitable Offer of Employment pursuant to this Section 9.01(b) or as otherwise required by Applicable Law), Buyer and Seller shall each be responsible for 50% of such severance payments, severance indemnity or other separation benefits (including the employer-paid portion of any employment Taxes). Buyer shall be solely responsible for any such severance payments, severance indemnity or other separation benefits (including the employer-paid portion of any employment Taxes) with respect to an Automatic Transfer Employee if an offer of employment made to such Automatic Transfer Employee pursuant to Section 9.01(b)(iii) does not comply with the requirements of Section 9.01(b)(iii).
Section 1.02.Maintenance of Compensation and Benefits. During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (or, if earlier, the termination of employment of such Continuing Employee) (the “Continuation Period”), Buyer shall (or shall cause its Affiliates to) provide each Continuing Employee an annual base salary or wage rate and annual cash incentive compensation opportunities that in each case is at least equal to the annual base salary or wage rate and incentive compensation opportunities provided to such Continuing Employee as of immediately prior to the Closing Date, and employee benefits (excluding change in control payments, retention payments, or other similar non-recurring compensation) that are substantially comparable in the aggregate to the employee benefits provided by Seller or its Affiliates (including the Purchased Companies) to such Continuing Employee immediately prior to the Closing Date. During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Buyer shall (or shall cause its Affiliates to) provide each Continuing Employee severance protections or other termination-related benefits and entitlements that are no less favorable than would have been provided to such Continuing Employee immediately prior to the Closing Date under any Seller Plan or Company Plan. Except to the extent required by Applicable Law, effective as of the Closing, each Business Employee shall cease all active participation in, and accrual of benefits under, any Seller Plan.
Section 1.03.Service Credit. Buyer shall (or shall cause its Affiliates to) grant each Continuing Employee full credit for all prior service with Seller, a Retained Subsidiary, a Purchased Company or any of their respective Affiliates or predecessors of any such entity for all purposes under each employee plan or arrangement sponsored or maintained by Buyer or any of its Affiliates, including for purposes of determining eligibility to participate, level of benefits, vesting, early retirement eligibility and benefit plan accruals (other than benefit accruals under a defined benefit pension plan), to the same extent such service would be recognized Seller or its applicable Affiliate (including the Purchased Companies) under any analogous Seller Plan or Company Plan immediately prior to the Closing; provided, however, that such credit shall not result in a duplication of benefits. For the avoidance of doubt, Buyer shall (or shall cause its Affiliates to) credit each Continuing Employee with all paid time off accrued and unused by such Continuing Employee through the Closing Date; provided that, to the extent required by Applicable Law, all paid time off accrued and unused by such Continuing Employee through the Closing Date shall be paid by Buyer (or its Affiliates) to such Continuing Employee (or reimbursed by Buyer to Seller (or its applicable Affiliate) if Applicable Law requires Seller (or its applicable Affiliate) to pay such paid time off accrued and unused by such Continuing Employee through the Closing Date).
Section 1.04.Welfare Plans. As of the Closing Date, each Continuing Employee shall cease participation in the health and welfare benefit plans of Seller and the Retained Subsidiaries (each, a “Seller Welfare Plan”) and commence or continue participation in the health and welfare benefit plans maintained by Buyer and its Affiliates (which, for the avoidance of doubt, after the Closing shall include any Company Plans). Seller and the Retained Subsidiaries shall be responsible for providing benefits in respect of claims incurred under a Seller Welfare Plan for Continuing Employees and their beneficiaries and dependents prior to the Closing Date. Benefits in respect of all welfare plan claims incurred by Continuing Employees on or after the Closing Date shall be provided by Buyer and its Affiliates. For purposes of this Section 9.04, the following claims shall be deemed to be incurred as follows: (a) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits and (b) health or medical, dental, vision care and/or prescription drug benefits, upon provision of the applicable services, materials or supplies.
Section 1.05.[Reserved].
Section 1.06.International Plans. With respect to the pension scheme described in Agreement No. 43336 of Hexion B.V. and its affiliates which is sponsored by a Purchased Company (the “Netherlands Pension Scheme”), Seller shall, or shall cause its Affiliates to, reimburse Buyer for the amount the pension provider charges (as reasonably determined by Seller) to the sponsoring employer for the pension contributions with respect to any employee of Seller or any of its Affiliates (other than the Purchased Companies) who is not a Business Employee or a Former Business Employee.
Section 1.07.Pre-Existing Conditions and Co-Payments. Buyer shall (or shall cause its Affiliates to):
(a)waive all limitations as to pre-existing conditions, exclusions, active employment requirements, waiting periods and requirements to show evidence of good health with respect to participation and coverage requirements applicable to the Continuing Employees (and their eligible dependents) under any health and welfare plans in which the Continuing Employees are eligible to participate on or after the Closing Date to the extent that such limitations were waived or met under an analogous Seller Welfare Plan or a health and welfare Company Plan; and
(b)use reasonable best efforts to provide each Continuing Employee with credit for the dollar amount of all co-payments, deductibles and similar expenses incurred by such Continuing Employee prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any health and welfare plans in which such Continuing Employees are eligible to participate on or after the Closing Date.
Section 1.08.WARN Act. Buyer shall be solely responsible for and assume all Liabilities for the provision of notice or payment in lieu of notice and any applicable penalties under WARN arising on or after the Closing Date. Prior to the Closing, Seller shall provide Buyer a schedule which shall, as of the Closing Date, set forth a list of each Business Employee employed by a Purchased Company whose employment has been terminated involuntarily within the prior 90-day period, together with such former employee’s work location.
Section 1.09.Workers Compensation. Buyer shall be responsible for providing benefits in respect of all claims for benefits in respect of workers compensation and any comparable Liabilities for which any Continuing Employee has filed a claim under any applicable workers compensation policy or other workers compensation plan or arrangement as a result of an event or events that occur on or after the Closing Date. Seller shall be responsible for providing benefits in respect of all claims for benefits in respect of workers compensation and any comparable Liabilities for which a claim for benefits was filed by such Continuing Employee under any applicable Seller workers compensation policy or other workers compensation plan or arrangement as a result of an event or events that occur prior to the Closing Date. From and after the Closing, Buyer agrees to provide, and cause its Affiliates to provide, reasonable assistance to, and to cooperate with, Seller or its Affiliates with respect to any workers compensation claims for which Seller has retained liability as set forth in this Section 9.09.
Section 1.10.US Defined Contribution Plans. As of the Closing Date, each Continuing Employee who is based primarily in the United States shall be covered under a defined contribution plan intended to qualify under Section 401(a) of the Code (the “Company DC Plan”) which may be implemented by Seller on terms and conditions substantially similar to Seller 401(k) Plan and transferred to and assumed by the Company. Effective as of the Closing Date or any subsequent date reasonably requested by Buyer (but not later than the 60th day following the Closing Date), Buyer shall allow the Continuing Employees to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of their account balances (including participant loans) under the Seller 401(k) Plan to the Company DC Plan, or as applicable, to a defined contribution plan sponsored by Buyer or its Affiliates which is intended to qualify under Section

401(a) of the Code (the “Buyer DC Plan”) in the form of cash and participant loan notes. During the Continuation Period Buyer shall or shall cause its Affiliates to continue to make available to and maintain for the benefit of Business Employees, the Company DC Plan or the Buyer DC Plan, as applicable (including any profit sharing contribution opportunities) in accordance with its terms.
Section 1.11.Annual Bonuses for Year of Closing. For the fiscal year in which the Closing occurs, Seller shall (or cause its Affiliates (including the Purchased Companies) to) establish an annual cash incentive plan (the “Closing Year Bonus Plan”) in which the Continuing Employees will participate on terms and conditions substantially similar to those set forth in Section 9.11 of the Disclosure Schedule. Buyer shall pay, or cause to be paid, annual bonuses under the Closing Year Bonus Plan (the “Closing Year Bonuses”) to the Continuing Employees for the fiscal year in which the Closing occurs in accordance with the terms and conditions of the Closing Year Bonus Plan. Seller shall reimburse Buyer for the portion of the Closing Year Bonuses that is attributable to the portion of such fiscal year that ends immediately prior to the Closing Date (as determined by Seller and communicated to Buyer as soon as reasonably practicable and following the end of such fiscal year after the receipt by Seller of reasonably satisfactory evidence that the Closing Year Bonuses have been paid to the applicable Continuing Employees).
Section 1.12.Post-Closing Transaction Bonus Payments. In the event that, following the Closing, Buyer makes any payments to any Business Employees with respect to any portion of the Transaction Bonuses that becomes due after the Closing (the “Post-Closing Transaction Bonuses”) (and solely to the extent in accordance with the terms and conditions thereof), Seller shall reimburse Buyer for such payments within 10 Business Days after the receipt by Seller of written notice and reasonably satisfactory evidence of such payments by Buyer. For the avoidance of doubt, in no event shall Seller be required to reimburse Buyer for any “gross up” payments or other payments made to the Business Employees in excess of the aggregate amount of the Post-Closing Transaction Bonus set forth in Section 9.12 of the Disclosure Schedule.
Section 1.13.Retention Bonus Payments. Seller shall implement a retention bonus program providing for retention bonus payments to Business Employees selected by Seller in the maximum aggregate amount of $4.7 million (such retention bonus payments collectively, the “Retention Bonuses”). In the event that Buyer makes any payments to any participating Business Employees with respect to such Retention Bonuses, Seller shall reimburse Buyer for 50% of such Retention Bonus payments within 10 Business Days after the receipt by Seller of written notice and reasonably satisfactory evidence of such payments by Buyer.
Section 1.14.Labor Agreements; Works Council Consultation. With respect to each Collective Bargaining Agreement set forth in Section 3.21(b)(i) of the Disclosure Schedule to which a Purchased Company or Seller or any of its Affiliates (other than, for the avoidance of doubt, a Purchased Company) is a party or that covers Continuing Employees as of immediately prior to the Closing Date, Buyer shall, and, as applicable, shall cause such Purchased Company to, assume (as needed) and comply with the terms of such Collective Bargaining Agreement at all times following the Closing. Seller and Buyer shall cooperate in good faith with respect to any required consultation with the works council in the Netherlands.
Section 1.15.Assumption of Employee Liabilities. As of the Closing Date, except as specifically provided otherwise in this Agreement, Buyer shall, or shall cause its Affiliates to, assume all Liabilities and responsibilities of Seller and its Affiliates

(other than a Purchased Company) with respect to all Continuing Employees whether arising before, on or after the Closing Date (the “Assumed Employee Liabilities”). Seller and the Retained Subsidiaries shall have no further Liabilities or responsibilities under any Company Plan or with respect to the Assumed Employee Liabilities.
Section 1.16.No Third Party Beneficiaries. Without limiting the generality of Section 13.09, nothing in this Article 9, express or implied, (a) is intended to or shall confer upon any Person other than the parties hereto, including any Business Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (b) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement or (c) shall create any obligation on the part of Seller, Buyer or any of their respective Affiliates to employ any Continuing Employee for any period following Closing.

Article 10
Conditions to Closing
Section 1.01.Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:
(a)any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated and the filings, consents, approvals, authorizations, clearances and other actions under any other Applicable Law set forth on Section 10.01(a) of the Disclosure Schedule (the “Required Regulatory Approvals”) shall have been made, obtained or taken; and
(b)there shall not be in force an order, decree or judgment of any Governmental Authority issued by any court of competent jurisdiction, or an Applicable Law, in each case enjoining, prohibiting or rendering illegal the consummation of the transactions contemplated by this Agreement.
Section 1.02.Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:
(a)(i) the Fundamental Representations and the representations set forth in Section 3.09(a)(ii) made by Seller shall be true and correct in all material respects as of the Closing Date as though made on and as of such date, except with respect to those Fundamental Representations made by Seller that by their terms address matters as of an earlier date, which shall be so true and correct only as of such earlier date, and (ii) all other representations and warranties of Seller contained in this Agreement, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date, as though made on and as of such date, except (x) with respect to those representations and warranties that by their terms address matters as of an earlier date, which shall be so true and correct only as of such earlier date, and (y) for any inaccuracy or omission that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)Seller shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date;
(c)Buyer shall have received a certificate signed by an executive officer of Seller to the effect of the foregoing Section 10.02(a), Section 10.02(b) and Section 10.02(d); and
(d)Since the date of this Agreement, there has not been any event, occurrence, development or state of circumstances or facts that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 1.03.Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:
(a)the representations and warranties made by Buyer shall be true and correct in all material respects as of the Closing Date as though made on and as of such date, except with respect to those representations and warranties that by their terms address matters as of an earlier date, which shall be so true and correct only as of such earlier date;
(b)Buyer shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date; and
(c)Seller shall have received a certificate signed by an executive officer of Buyer to the effect of the foregoing Section 10.03(a) and Section 10.03(b).
Article 11
Survival; Indemnification
Section 1.01.Non-Survival. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall not survive the Closing and there shall be no liability in respect thereof, whether such liability has accrued prior to, at or after the Closing, on the part of any party, its Affiliates, and their respective directors, officers, employees, stockholders, partners, members, advisors or other Representatives, except to the extent that any covenants and agreements by their terms are to be performed in whole or in part at or after the Closing, which shall survive in accordance with their terms; provided that Article 11 shall survive indefinitely or until the latest date permitted by Applicable Law. Notwithstanding anything in this Agreement to the contrary, nothing herein shall limit any claim of Actual Fraud.
Section 1.02.Indemnification. (a) Effective at and after the Closing, Seller indemnifies Buyer and its Affiliates (including, after the Closing, the Purchased Companies) and its and their respective officers, directors and employees (the “Buyer Indemnified Parties”) against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Action whether involving a Third Party Claim or a claim solely between the parties hereto) (“Damages”) actually suffered or incurred by a Buyer Indemnified Party to the extent arising out of any Excluded Liability. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, Seller shall have no obligation to indemnify any Buyer Indemnified Party for any Taxes of any Person in respect of any Post-Closing Tax Period.
(b)Effective at and after the Closing, Buyer hereby indemnifies Seller and its Affiliates and its and their respective officers, directors and employees (the “Seller Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages actually suffered by a Seller Indemnified Party to the extent arising out of any Assumed Liability.
(c)Except as set forth in Section 8.04 with respect to Tax matters, any indemnification or claim pursuant to this Section 11.02 shall be subject to the procedures and limitations set forth in Section 11.04 and Section 11.05, as applicable.
(d)To the extent permitted by Applicable Law, any amount paid pursuant to this Article 11 shall be treated for Tax purposes as an adjustment to the Purchase Price.
Section 1.03.Third Party Claim Procedures. (a) The party seeking indemnification under Section 11.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually and materially prejudiced the Indemnifying Party.
(b)The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 11.03(b), shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge that it may have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article 11.
(c)The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 11.03(b) within 30 days of receipt of notice of the Third Party Claim pursuant to Section 11.03(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or (iii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its affiliates.
(d)Notwithstanding anything in this Section 11.03 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party (which shall not be unreasonably withheld), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment. Notwithstanding the foregoing, consent of the Indemnified Party shall not be required for any such settlement if (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, (ii) such settlement does not permit any equitable relief to be entered, directly or indirectly, against the Indemnified Party and (iii) such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Third Party Claim and does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.
(e)In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with paragraphs (b) and (c) above, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.
(f)Each party shall cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith, in each case subject to Applicable Law and any limitations that are reasonably required to preserve any applicable privilege or third party confidentiality obligation.
Section 1.04.Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 11.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt written notice of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification and the amount of such Damages incurred or that such Indemnified Party reasonably estimates in good faith is likely to be incurred in connection with such claim (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall have actually prejudiced the Indemnifying Party.
Section 1.05.Exclusive Remedy. After the Closing, except as otherwise expressly provided in this Agreement (including in Section 11.02(c)) or in the case of Actual Fraud, an R&W Insurance Policy shall provide the exclusive monetary remedy for any claim regarding a breach of representation or warranty under this Agreement; provided that, nothing herein shall be construed to limit any remedy set forth in any other Transaction Document, or to limit any remedy of specific performance, injunctive relief or other non-monetary equitable remedies available hereunder in accordance with Section 13.12.
Section 1.06.R&W Insurance Policy. Buyer agrees that if Buyer or any of its Affiliates obtains or binds a representations and warranties insurance policy with respect to any of the representations or warranties of Seller under this Agreement (each, a “R&W Insurance Policy”), each such R&W Insurance Policy shall at all times provide that: (a) the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against Seller or any of its Affiliates except for Actual Fraud; (b) Seller is a third party beneficiary of such waiver; and (c) Buyer shall have no obligation to pursue any claim against Seller in connection with any Damages other than in the case of Actual Fraud.
Section 1.07.Release. Effective as of and following the Closing (but only if the Closing actually occurs), each of Buyer, on behalf of itself and each of its Affiliates

(including the Purchased Companies) and Seller, on behalf of itself and each of its Affiliates, and each of its and their respective past, present and/or future officers, directors, employees, agents, general or limited partners, managers, members, advisors, stockholders, equity holders, controlling Persons or other representatives, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally: (a) releases and forever discharges (i) in the case of Buyer, the following Persons: Seller, its Affiliates, and each of their respective past, present and/or future officers, directors, employees, agents, general or limited partners, managers, members, advisors, stockholders, equity holders, controlling Persons or other representatives, or any heir, executor, administrator, successor or assign of any of the foregoing and (ii) in the case of Seller, the following Persons: Buyer, its Affiliates (including the Purchased Companies), and each of their respective past, present and/or future officers, directors, employees, agents, general or limited partners, managers, members, advisors, stockholders, equity holders, controlling Persons or other representatives, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Released Parties”) of and from any and all legal proceedings, actions, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and demands whatsoever, whether known or unknown, whether liquidated or unliquidated, whether actual or contingent, whether at law or in equity, whether in contract, tort, statute or otherwise, which the Releasing Parties have or may have against any of the Released Parties, previously, now or in the future, in each case, in respect of any cause, matter or thing relating to the Purchased Companies, the Business, the Purchased Assets, the Assumed Liabilities or any actions taken or failed to be taken by any of the Released Parties in any capacity related thereto, in each case, occurring or arising at or prior to the Closing Date, other than a claim by a Releasing Party that is a party hereto for Actual Fraud (the foregoing, the “Released Claims”); provided, however, that the foregoing release does not cover (and, for purposes of clarity, such matters are not hereby released or discharged) any claims or rights of the Released Parties arising under this Agreement, any other Transaction Document or any other commercial agreement between Seller and its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, (b) covenants and agrees that it shall not bring, initiate or support, directly or indirectly, or permit any other Person to bring, initiate or support, directly or indirectly, any Released Claim and (c) waives any rights under California Civil Code Section 1542 or any similar provision of Applicable Law; said Section 1542 provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR”.
Article 12
Termination
Section 1.01.Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by mutual written agreement of Seller and Buyer;
(b)by either Seller or Buyer if the Closing shall not have been consummated on or before the date that is nine months following the date hereof (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 12.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to have occurred by such time;
(c)by either Seller or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree, or judgment of any Governmental Authority having competent jurisdiction;
(d)by Buyer if there is any breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, such that the conditions specified in Section 10.02(a) and Section 10.02(b) would not be satisfied at the Closing, except that if such breach is curable by Seller, then Buyer may terminate this Agreement under this Section 12.01(d) only if such breach has not been cured by Seller prior to the earlier of (i) 30 calendar days after receipt by Seller of written notice from Buyer of such breach and (ii) the End Date; provided that Buyer is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 10.02(a) and Section 10.02(b) not to be satisfied; or
(e)by Seller if there is any breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that the conditions specified in Section 10.03(a) and Section 10.03(b) would not be satisfied at the Closing, except that if such breach is curable by Buyer, then Seller may terminate this Agreement under this Section 12.01(e) only if such breach has not been cured by Buyer prior to the earlier of (A) 30 calendar days after receipt by Buyer of written notice from Seller of such breach and (B) the End Date; provided that Seller is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 10.03(a) and Section 10.03(b) not to be satisfied.
The party desiring to terminate this Agreement pursuant to Section 12.01(b), Section 12.01(c), Section 12.01(d) or Section 12.01(e) shall give notice of such termination to the other party.
Section 1.02.Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from an intentional and knowing breach of this Agreement, the breaching party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach; provided further, that a failure of Buyer to consummate the transactions contemplated hereby in breach of this Agreement shall be deemed to be an intentional and knowing breach for all purposes hereunder whether or not Buyer had sufficient funds available to consummate such transactions. The provisions of Sections 6.01 (Confidentiality), 13.04 (Expenses), 13.06 (Governing Law), 13.07

(Jurisdiction) and 13.08 (Waiver of Jury Trial) shall survive any termination hereof pursuant to Section 12.01.
Article 13
Miscellaneous
Section 1.01.Notices. All notices, requests and other communications to any party hereunder shall be in writing (including e-mail transmission) (whether or not expressly required herein) and shall be given, if to Buyer, to:
c/o Westlake Chemical Corporation
2801 Post Oak Blvd.
Houston, Texas 77056
Attention: General Counsel
E-mail: bederington@westlake.com
with a copy to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: James E. Langston
E-mail: jlangston@cgsh.com
if to Seller, to:
Hexion Inc.
180 East Broad Street
Columbus, OH 43215
Attention: Michael Schuler
Don Keller
E-mail: mike.schuler@hexion.com
don.keller@hexion.com
with a copy to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: William H. Aaronson
E-mail: william.aaronson@davispolk.com
or such other address or e-mail as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
Section 1.02.Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 1.03.Disclosure Schedule. Seller has set forth information on the Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Disclosure Schedule need not be set forth in any other section so long as its relevance to such other section of the Disclosure Schedule or section of this Agreement is reasonably apparent on its face to the Person to whom such disclosure is being made.
Section 1.04.Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party (including its Affiliates) incurring such cost or expense.
Section 1.05.Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its controlled Affiliates at any time and (ii) after the Closing Date, to any Person; provided that no such transfer or assignment shall relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer or restrict or delay consummation of the transactions contemplated hereby, or otherwise adversely affect Seller or any of its Affiliates.
Section 1.06.Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.
Section 1.07.Jurisdiction. The parties hereto agree that, except as set forth in Section 2.10, any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), so long as one of such courts shall have subject matter jurisdiction over such Action, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.
Section 1.08.WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 1.09.Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or Liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except with respect to any D&O Indemnitee set forth in Section 6.04, any legal counsel representing Seller or any of its Affiliates, including the Purchased Companies, in connection with the Current Representation referred to in Section 7.05, any Buyer Indemnified Party set forth in Section 11.02(a), any Seller Indemnified Party set forth in Section 11.02(b) and any Released Party set forth in Section 11.08.
Section 1.10.Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
Section 1.11.Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 1.12.Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts specified by Section 13.07, and appropriate injunctive relief may be applied for and granted in connection therewith, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy or that a remedy at law would be adequate.

To the extent any party hereto brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the End Date shall automatically be extended to (i) the 20th Business Day following the resolution of such Action (if the End Date would otherwise occur on or prior to such date) or (ii) such other time period established by the court presiding over such Action.
Section 1.13.Westlake Obligations. Westlake hereby agrees to cause Buyer to take (or refrain from taking) any and all actions required by the terms and conditions of this Agreement to be taken (or not taken) by Buyer, including the payment of the Estimated Purchase Price at the Closing and the payment of any amounts required to be paid by Buyer under Article 2 and Buyer’s indemnification obligations pursuant to Article 11. Furthermore, Westlake guarantees to Seller the performance of all of Buyer’s obligations under this Agreement, including the payment of the Estimated Purchase Price at the Closing and the payment of any amounts required to be paid by Buyer under Article 2 and Buyer’s indemnification obligations pursuant to Article 11.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WESTLAKE OLEFINS LLC
By:	/s/ M. STEVEN BENDER
Name: M. Steven Bender
Title: Executive Vice President & Chief Financial Officer

HEXION INC.
By:	MATTHEW SOKOL
Name: Matthew Sokol
Title: Executive Vice President & Chief Administrative Office

SOLELY FOR PURPOSES OF SECTION 13.13 WESTLAKE CHEMICAL CORPORATION
By:	/s/ M. STEVEN BENDER
Name: M. Steven Bender
Title: Executive Vice President &
Chief Financial Office
[Signature Page to Stock Purchase Agreement]